As filed with the Securities and Exchange Commission on May 30, 2000
                                                Registration No. _____________

==============================================================================

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON DC 20549
                               ---------------
                                   FORM S-1
                           REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                            PACIFIC WEBWORKS, INC.
                       (Name of issuer in its charter)
                               ---------------

        Nevada                      7372                   87-0627910
(State of incorporation) (Primary Standard Industrial   (I.R.S. Employer
                          Classification Code Number)    Identification No.)

                        180 South 300 West, Suite 400
                          Salt Lake City, Utah 84101
                                (801) 578-9020
  (Address and telephone number of registrant's principal executive offices and principal place of business)
                               ---------------

                         Christian Larsen, President
                        180 South 300 West, Suite 400
                          Salt Lake City, Utah 84101
                                (801) 578-9020
          (Name, Address and telephone number of agent for service)
                               ---------------

                                  Copies to:

                             Cindy Shy, Attorney
                               Cindy Shy, P.C.
                              525 South 300 East
                         Salt Lake City, Utah 84111
                                (801) 323-2392

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                       Calculation of Registration Fee
--------------------------------------------------------------------------------------

                                      Proposed
Title of each class   Amount          Maximum          Proposed Maximum   Amount of
of Securities to Be   to be           Offering Price   Aggregate Offering Registration
Registered (1)        Registered (2)  Per Unit(3)      Price              Fee
--------------------- --------------- ---------------- ------------------ ------------
Common Stock             1,800,000    $  3.375         $   6,075,000      $ 1,603.80
--------------------------------------------------------------------------------------

(1) This registration statement covers the resale by certain selling stockholders of up to an aggregate of 1,800,000 shares of Common Stock, par value $0.001, of the
    Company; 400,000 shares of which will be acquired by the selling stockholders; and
    1,400,000 shares of which may be acquired by certain of the  selling stockholders upon the exercise of warrants.

(2) If there is a stock split, stock dividend or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered hereunder will automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the  Securities Act, based on the average of the high and low prices of the Company's Common Stock on May 24, 2000.


Pacific WebWorks hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                  PROSPECTUS


                            SUBJECT TO COMPLETION
_____________________________________________________________________________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
_____________________________________________________________________________


                            Pacific WebWorks, Inc.
                             a Nevada corporation

                       1,800,000 shares of common stock
                                ______________



 ____________________________________
|                                    |
|    Investing in the common         |    We are registering 1,800,000 shares
|  stock involves a high degree      |    of Pacific WebWorks, Inc. which will
|         of risk.                   |    be sold by selling stockholders who
|  See "Risk Factors" beginning      |    are identified in this prospectus.
|         on page 4.                 |
|                                    |    We will not receive any of the
|    ____________________            |    proceeds from the sale of the
|                                    |    1,800,000 common shares.  However,
|                                    |    we may receive up to $6,375,000 if
|                                    |    the selling stockholders exercise
|        Trading  Symbol             |    all of the warrants to purchase
|                                    |    1,400,000 common shares.
|      NASD OTC Bulletin Board       |
|             "PWEB"                 |
|  High bid and low asked prices     |    Neither the Securities and Exchange
|        on May 24, 2000:            |    Commission nor any state securities
| $3.6875 and $3.0625, respectively. |    commission has approved or
|                                    |    disapproved these securities, or
|                                    |    determined if this prospectus is
|                                    |    truthful or complete. Any
|                                    |    representation to the contrary is a
|                                    |    criminal offense.
|___________________________________ |




                        Prospectus dated May 30, 2000

                              TABLE OF CONTENTS


PROSPECTUS SUMMARY.........................................................3

RISK FACTORS...............................................................4

TRANSACTIONS EFFECTED IN CONNECTION WITH THE OFFERING......................8

USE OF PROCEEDS............................................................9

DETERMINATION OF OFFERING PRICE............................................10

SELLING STOCKHOLDERS.......................................................10

PLAN OF DISTRIBUTION.......................................................10

DESCRIPTION OF SECURITIES..................................................11

INTEREST OF NAMED EXPERT AND COUNSEL.......................................11

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
 SECURITIES ACT  LIABILITY.................................................11

THE COMPANY

      BUSINESS.............................................................12

      MARKET FOR COMMON EQUITY.............................................18

      FINANCIAL STATEMENTS.................................................19

      MANAGEMENT'S DISCUSSION AND ANALYSIS.................................39

      MANAGEMENT...........................................................45


No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this prospectus; any information or representation not contained herein must not be relied upon as having been authorized by Pacific WebWorks. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities covered by this prospectus; nor does it constitute an offer to sell, or a solicitation of an offer to buy, any of the securities covered by this prospectus by Pacific WebWorks or any person to whom it is unlawful for Pacific WebWorks to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Pacific WebWorks since the date of this prospectus.

                             PROSPECTUS SUMMARY

                            Pacific WebWorks, Inc.
                        180 South 300 West, Suite 400
                          Salt Lake City, Utah 84101
                                (801) 578-9020

     The Company. Pacific WebWorks, Inc. engineers business software technology for the Internet based on our proprietary source code. Our premier product Visual WebTools TM allows the small to medium sized business owners to expand their business onto the Internet. Our product lets a business create, manage, maintain and edit its own web site. We recorded our first operating revenues in the first quarter of 1999. We have had recurring losses since our inception and are dependent on financing to continue our operations. However, management believes that our current and developing sales channels will be sufficient to support our existing operations without requiring external financing. Further discussions of our business and operations can be found in the "Business" section starting on page 12.

     The following table sets forth certain selected financial data of Pacific WebWorks for the year ended December 31, 1999, and 1998. We have a short operating history and have had recurring operating losses and we are dependent on financing to continue operations. This fact is reported by our independent auditors, Crouch, Bierwolf & Chisholm. The information contained in the following table should be read in conjunction with the "Management's Discussion and Analysis" starting on page 39 and the historical financial statements and related notes included elsewhere in this prospectus.

                                              YEAR ENDED DECEMBER 31,
                                          1999         1998         1997
                                    -------------- ------------ -------------

Revenues                            $     305,628  $   172,395  $     94,014
Net loss                               (2,567,535)    (150,465)      (68,752)
Net loss per common share -
  basic and diluted                         (0.27)       (0.03)        (0.01)
Total assets                              630,559       55,970        61,092


     The Offering. We are registering 1,800,000 common shares which will be sold from time to time and at the total discretion of the selling stockholders
who are identified on page 10.   1,400,000 of the 1,800,000 common shares will
be issued to the selling stockholders pursuant to warrants. We have agreed to register these shares as a result of a Registration Rights Agreement, dated February 22, 2000, between us and the selling stockholders. The transactions related to this registration and the terms of the agreements are described in more detail in the "Transactions Effected in Connection with the Offering" section starting on page 8. See, the "Plan of Distribution" on page 10 for further details on the rights of the selling stockholders in regards to the manner of any sales.

     We will not receive any of the proceeds from the sale of the shares which are being registered. However, we will receive proceeds when, and if, the selling stockholders exercise warrants to purchase 1,400,000 common shares which are being registered. If all of the warrants are exercised we will receive proceeds of approximately $6,375,000. We intend to use the proceeds from the exercise of any and all warrants for general corporate expenditures.

                                 RISK FACTORS

     We have a limited operating history and we cannot be certain of future progress or profitability. We were incorporated in 1987, but did not operate as a business until 1997. Starting in 1999, we began to market our software products through resellers. We may encounter financial, managerial, technological or other difficulties as a result of our lack of operating history. Although we anticipate that our operating revenue will increase in the future based upon the continuing increases we have noted in our financial statements during our most recent fiscal quarter, we cannot guarantee that our revenues will exceed our operating expenses.

     Our quarterly results could fluctuate and we cannot be certain that future results will be similar to past results. We have consistently incurred losses since our formation. As of March 31, 2000 our accumulated losses totaled $3,330,495. We have financed ourselves through loans and sales of our securities. During the coming year, we will have to seek additional equity or debt financing from third parties to finance our operations, which may not be available to us or on terms which are acceptable to us. Please refer to the "Liquidity and Capital Resources" section on page 42 for a more detailed description. We are not able to currently finance our operations through our generated revenues. Our operating results in the future may vary significantly, depending on factors such as revenue from product sales and license fees, announcements and launches of new products and services, market acceptance of new and enhanced versions of Visual WebTools TM and related products, changes in our operating expenses, changes in our business strategy, and general economic factors. Our revenues will also be difficult to forecast because the markets for our products and services are evolving and our revenues in any period could be significantly affected by new product announcements or launches by our competitors, as well as by our competitors' development of alternative technologies. We do not believe that period-to-period comparisons of our results of operations will necessarily provide investors with meaningful data for the foreseeable future because of our lack of active operations in earlier periods.

     Our industry is subject to rapid technological change with which we may not be able to keep pace. Internet industries change rapidly. Accordingly, our operating results will depend upon our ability to successfully compete. Our ability to successfully compete, in turn, will depend upon a number of factors, including our ability to successfully maintain and sell existing products, our ability to conceive, develop, improve, and market new products, our ability to identify and take advantage of emerging technological trends within our target markets, and our ability to respond effectively to technological changes or new product announcements by competitors. We believe that we will need to make continuing significant expenditures for research and development in the future. Risks exist that we may not be able to successfully develop new products or, if we do, that those products may not be accepted by the market.

     We are subject to intense competition and we may not be able to compete successfully in the market. Our markets are new, competitive, and subject to rapid technological change. We face competition in the overall Internet software market, as well as in the website building market. We expect competition to persist, increase, and intensify in the future as the markets for our products and services continue to develop and as additional competitors enter our market.
     Currently, in our estimation, few major competitors offer products comparable to the Visual WebTools TM product family. We believe that "Yahoo! Store" is our most significant competitor, with its brand name recognition and significantly greater financial, technical, marketing, and managerial resources. Yahoo! Store has significantly higher sales and customers than we do and has entered into a significantly higher number of license agreements with third parties than we have. Our success in our target market will depend upon our ability to build name brand recognition and to provide cost-effective products and services to our customers. We believe that our product provides a comparable service for a lower price than that provided by Yahoo! Store. In addition, because we have focused our efforts on small businesses, including providing Internet tools which allow businesses to develop their own Web sites, we believe that the generality of the Yahoo! Store may be inadequately addressing potential customer needs and that we will be able to address site development needs. However, we may be unable to compete effectively with current and future competitors, including Yahoo! Store.

     We may not successfully identify new product opportunities, and develop and bring new and enhanced products to market in a timely manner. Our success is highly dependent on our ability to develop new and enhanced products that meet changing customer requirements. There can be no assurance that our products or technologies will develop or will be commercially successful, that we will benefit from these developments or that products, or technologies developed by others will not render our products noncompetitive or obsolete. At present, our four principal products, Visual WebTools TM, ClipOn Commerce, IntelliPay, and Placeto Vacation are available. As noted above, the market for our products is characterized by rapid and substantial technological change. We must be responsive to new developments in hardware and semiconductor technology, operating systems, programming technology, and computer capabilities to remain successful. In many instances, the new and enhanced services, products, and technologies are in the emerging stages of development and marketing, and are subject to the risks inherent in the development and marketing of new software, services, and products.

     We depend on our management, who may leave us at any time. We depend upon the efforts and abilities of our officers, directors, and certain key employees, including the officers and directors listed on pages 45 under the heading "Directors and Executive Officers." Should we lose the services of one or more of these persons, their loss could have a material adverse effect on our operations.

     Competition for employees in the electronic commerce industry is intense, and there can be no assurance that we will be able to attract and retain enough qualified employees. Our success depends to a large extent upon our ability to retain and continue to attract highly skilled personnel. If our business grows, it may become increasingly difficult to hire, train and assimilate the new employees needed. Our inability to retain and attract key employees could have a material adverse effect on our business, operating results, and financial condition.

     We depend upon our proprietary rights, none of which can be completely safeguarded against infringement. Our ability to compete effectively will depend, in part, upon our ability to protect our proprietary source code and Visual WebTools TM through a combination of licenses and trade secrets. Competition in our market is intense and our competitors may independently develop or obtain patents on technologies that are substantially equivalent or superior to those incorporated into Visual WebTools TM.
     Intellectual property rights, by their nature, are uncertain and involve complex legal and factual questions. We may unknowingly infringe upon the proprietary rights of others, thereby exposing us to significant liability and/or damages. We are not aware of any third party intellectual property rights which would prevent us from marketing and developing Visual WebTools TM, although such rights may exist. If we were to inadvertently infringe upon the intellectual property of another party, we could be forced to seek a license to those intellectual property rights, alter the products or processes so they no longer infringe upon those rights, or engage in litigation. If we were required to attempt to obtain a license to another party's proprietary rights, our efforts would be expensive, and might be unsuccessful.
     We also rely upon trade secrets with respect to our source code and functionalities and other unpatented proprietary information in our product development activities. To the extent we rely upon confidential information to maintain our competitive position, other parties may independently develop the same or similar information. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, resellers, and collaborators. These agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If employees or collaborators develop products independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those products or services. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. It would be impossible to predict whether litigation might be successful. Our failure to obtain patent and trade secret protection, for any reason, could have a material adverse effect on our business, financial position and results of operations.

     We will need additional capital and may be unable to raise it. We believe, based on our current expenditure rate, that we will need $ 1.5 million additional financing by the summer of 2000. Therefore, our success will depend upon our ability to access equity capital markets and borrow on terms that are financially advantageous to us. We rely upon revenues from resellers, license agreements, and product sales. We may not be able to obtain additional funds on acceptable terms. If we fail to obtain funds on acceptable terms, we might be forced to delay or abandon some or all of our business plans, which could have a material adverse effect on us. If we are unable to obtain additional capital, we may not have sufficient working capital to develop products, finance acquisitions, pursue business opportunities, or meet reporting requirements. If we borrow funds, we could be forced to use a large portion of our cash reserves to repay principal and interest on those funds. If we issue our securities for capital, the interests of investors and shareholders could be diluted.

     Our products are complex and may be subject to error complaints from our customers. Visual WebTools TM is complex and may contain errors, defects, and "bugs." We have detected errors, defects, and bugs in the past and have corrected them as quickly as possible. Correcting any defects or bugs we may discover in the future may require us to make significant expenditures of capital and other resources. Despite our continuing tests, users may find errors or defects in Visual WebTools TM which could cause additional development costs or result in the loss of (or delays in) the market acceptance of Visual WebTools TM. We believe that we follow industry-standard practices relating to the identification and resolution of errors, defects, or bugs encountered in the development of new software and in the enhancement of existing features in our products. As we become aware of bugs, defects, or errors, we may immediately work to correct them. As of this date we have not experienced any material adverse effect by reason of an error, defect, or bug.

     Our stock price is volatile and is not in our control. In recent years the stock market in general, and the market for shares of high technology Internet companies in particular, have each experienced extreme price fluctuations. In many cases these fluctuations have been unrelated to the operating performance of the affected companies. The trading price of our common stock may be subject to extreme fluctuations in response to both business related issues (such as quarterly variations in operating results, announcements of new products developed by us, or announcements from our competitors) and stock market-related influences (including, but not limited to, changes in analysts' estimates, the presence or absence of short selling of our common stock, and events affecting other companies which the market believes might affect us).

     The future sale of common stock could pose investment risks, including substantial dilution to our shareholders. The market price of our common stock could drop as a result of sales of the common stock in the market after the effective date of this registration statement, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of our common stock. There will be a total of 13,200,342 shares of common stock outstanding immediately after the effective date of this registration statement . Four million four hundred five thousand (4,405,000) shares of our common stock will be freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). Eight million seven hundred ninety-five thousand three hundred forty-two (8,795,342) shares of our common stock will be held by our "affiliates," as defined in Rule 144 under the Securities Act, and will be "restricted securities," as defined in Rule 144. The common stock may be sold in the future without further registration under the Securities Act to the extent those sales are permitted by Rule 144 or any other exemption under the federal securities laws.

     Our directors and officers are able to exercise significant influence over matters requiring stockholder approval. Currently, our directors and executive officers and their affiliates collectively own approximately 29.6% of our outstanding shares. This concentration of ownership may have the effect of delaying or preventing a change in control. Pursuant to Nevada corporate statutes, the holders of a majority of our common stock may authorize or take corporate action without notice to or the consent of the stockholders. Our minority stockholders may not have the opportunity to approve or consent to our involvement in an acquisition or other transaction, or to the terms of that transaction. A shareholder vote may not be made available, and in any event, a shareholder vote would be controlled by the majority stockholders.

     Investors may have difficulty selling our shares. There has not been a large public market for our equity securities and our common stock has traded on the over-the-counter market only since January of 1999. We do not know the extent to which investor interest in our stock will lead to the development of an active trading market for our stock, or how liquid that market might be. Investors may be unable to resell their common stock at or above the price they pay for the common stock.
     Also, our stock may qualify as a "penny stock" under the Penny Stock Suitability Reform Act of 1990. The liquidity of penny stock is affected by specific disclosure procedures to be followed by all broker-dealers, including but not limited to, determining the suitability of the stock for a particular customer, and obtaining a written agreement from the customer to purchase the stock.

     We have not paid dividends. We have never paid a dividend on our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash dividends in the foreseeable future.

     We have a new product in a developing market which may not work properly. Visual WebTools TM is based on software technology which has been used for approximately two years. We have refined Visual WebTools TM by adding additional functions, including but not limited to e-commerce capabilities. Our success will depend largely on its ability to further refine and continue to develop Visual WebTools TM and other products. If Visual WebTools TM does not achieve significant market acceptance and usage, we could suffer material adverse effects in our business.
     The primary markets for Visual WebTools TM have only recently begun to develop and are rapidly evolving. As is typical of new and rapidly evolving industries, demand for (and market acceptance of) products and services that have been released recently or that are planned for future release are subject to a high level of uncertainty. If Visual WebTools TM does not achieve market acceptance, we could suffer material adverse effects.
     Our markets are highly dependent on the use of the Internet. A number of critical issues concerning the commercial use of the Internet, including security, reliability, capacity, taxation, costs, ease of use, access, quality of service, and acceptance of advertising, remain unresolved and may retard the growth of the Internet for commercial applications.

     We will need to manage our growth, even if we grow quickly. We hope to achieve rapid growth, both with respect to our sales and operations and with respect to the number and complexity of our products. Several members of our key management team only recently joined us. See "Directors and Executive Officers." Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strains on our administrative, operational, technical, and financial resources and increased demands on our internal management systems, procedures, and controls. If we are unable to manage our growth effectively, our business and our financial condition could suffer material adverse effects.

     We will be dependent upon license renewal which cannot be assured to occur. We expect to derive revenues from user licenses and license renewals and to increase the brand recognition of Visual WebTools TM among users through these types of relationships. In the event that a substantial number of our customers were to decline to renew their contracts for any reason, we could experience a substantial drop in revenues. Our success in establishing Visual WebTools TM and our other products as a recognized brand name and achieving their acceptance in the market will depend in part on our ability to continually engineer and deliver new product technologies and superior customer service, so that customers renew their licenses year after year.
       As of March 31, 2000, twenty-two of our customers' licenses have been up for renewal. Nine of our customers have already renewed their licenses. All of our current contracts expire following the original one year term. However, all customers may continue to use the software upon the payment of their hosting fees, which is due on a monthly basis. Failure to pay the monthly fee will result in a discontinuance of the license.

     We may pursue acquisitions of complementary service product lines, technologies or business which may adversely affect our operations. From time to time, we evaluate potential acquisitions of businesses, services, products, or technologies. These acquisitions may result in a potentially dilutive issuance of equity securities, the incurrence of debt and contingent liabilities, and amortization of expenses related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services, and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which we have no or limited direct prior experience and the potential loss of key employees of the acquired company. We have no present commitment or agreement with respect to any material acquisition of other businesses, services, products, or technologies.

     We may be subject to increased regulations and may be exposed to liability for information retrieved from the Internet. Other than the laws and regulations applicable to businesses generally, we are aware of few laws and regulations which expressly apply to access and commerce on the Internet. Due to the increased popularity and use of the Internet, however, it is possible that new laws and regulations may be adopted with respect to the Internet relating to issues such as user privacy, pricing and characteristics, and content and quality of products and services. For example, we may be subject to the provisions of the Communications Decency Act, which if found to be constitutional, could expose us to substantial liability. The adoption of any new laws or regulations could retard the growth or the use of the Internet, which could adversely affect the demand for our products and services. New laws or regulations could also result in significant additional costs and technological challenges for us in complying with any mandatory requirements. Further, several states have attempted to tax online retailers and service providers, even when those parties have no physical presence in the state. The federal government has imposed a three-year moratorium on taxation of Internet commerce. We cannot predict what effect the lapse of this three-year period will have on our business operations. In addition, plaintiffs have brought claims, and sometimes obtained judgments, against online service providers for defamation, negligence, copyright or trademark infringement, or under other theories with respect to materials disseminated through those the Internet. We may be subject to similar claims.

     Given the expansion of the electronic commerce market, it is possible that the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting our commercial transactions. Federal or state agencies may attempt to regulate providers of electronic commerce services, such as Pacific WebWorks, which could impede our ability to do business in the regulator's jurisdiction. Management believes that we are not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, or other federal or state agencies that regulate or monitor banks or other types of providers of electronic commerce services. We are subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and may also be subject to the electronic funds transfer rules embodied in Regulation E, promulgated by the Federal Reserve Board. Because of growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market.

     We may be subject to risks associated with global operations, including fluctuating currency exchange rates and political instability. We do not currently have any operations outside of the United States. However, Visual WebTools TM is designed for national and international markets and we plan to include translation and localization support. As a result, we may derive substantial portions of our future revenues from customers outside the United States. Our ability to expand products and services internationally will be limited by the general acceptance of the Internet in other countries. In addition, international operations are subject to a number of risks, including costs of localizing products and services for international markets, dependence on independent resellers, multiple and conflicting regulations regarding communications, restrictions on use of data and internet access, longer payment cycles, unexpected changes in regulatory environments, import and export restrictions and tariffs, difficulties in staffing and managing international operations, greater difficulty or delay in accounts receivable collection, potentially adverse recessionary environments and economies outside the United States, and political and economic instability. Furthermore, we expect that our export sales will be denominated predominately in United States dollars. Therefore, an increase in the value of the United States dollar relative to other currencies could make our products and services more expensive and potentially less competitive in international markets.

            TRANSACTIONS EFFECTED IN CONNECTION WITH THE OFFERING

     On February 22, 2000, we entered into a Registration Rights Agreement which required Pacific WebWorks to file a registration statement with the Securities and Exchange Commission to register for resale an aggregate of 1,800,000 common shares. 1,400,000 of those shares will be issued by exercise of warrants. We agreed to register these shares in connection with separate transactions between us and the selling stockholders.

     In January of 1999 and again in January of 2000 we entered into a Consultant Agreement with Columbia Financial Group, Inc. Columbia Financial provides consulting and services for investor relations, public relations, publishing, advertising, fulfillment, as well as, Internet related services. Columbia Financial provides such services for a term of twelve (12) months for a set fee. Either party may terminate the agreement with 60 days written notice with certain conditional repayments. Columbia Financial agreed to accept warrants to purchase 400,000 common shares in consideration for the services they would provide to Pacific WebWorks as our investors relations firm. In February of 2000 we agreed to grant registration rights to the common shares which would be issued upon exercise of the warrants. The warrants issued to Columbia Financial in consideration for their services were exercisable on the date of each agreement. None of the warrants issued have been exercised as of the date of this filing.

     In February 2000 we entered into purchase agreement with two accredited investors, Condiv Investment, Inc. and Midwest First National, Inc., for the purchase by those investors of up to 400,000 units for $1,000,000. Each unit consisted of one share of our common stock and one "A" Warrant and one "B" Warrant. The "A" Warrant grants the investor the right to purchase one additional share at an exercise price of $5.00 and the "B" Warrant grants the investor the right to purchase 1/2 of one additional share at an exercise price of $7.50. Upon closing each investor will acquire 200,000 common shares, one "A" Warrant to purchase an additional 200,000 common shares and a "B" Warrant to purchase an additional 100,000 common shares. Also, each investor has promised not to acquire or own more than 4.99% of Pacific WebWorks' outstanding common stock at any time.

     The registration agreement requires Pacific WebWorks to file a registration statement by April 15, 2000 and use our best efforts to cause the registration statement to be effective by July 1, 2000. If we fail to file a registration statement by May 30, 2000 we are liable for liquidated damages. The registration agreement will terminate upon the earliest of the following:
      * When all of the securities to be registered under the agreement are registered
      * When all of the registered common shares have been sold by the selling stockholders;
      * When these selling stockholders may sell the shares under the provisions of Rule 144; or five years from the closing date.

     The following chart describes the warrants issued in connection with the transactions described above.

------------------------------------------------------------------------------
Selling             Date Warrant     Number     Exercise   Expiration
Stockholder         Exercisable      of Shares  Price      Date
------------------  ---------------  ---------  ---------  -------------------

Columbia Financial  January 26, 1999   150,000     $ 2.50  January 26,2004
                           "           100,000       3.50        "
                           "           100,000       4.50        "
                           "            50,000       6.00        "
------------------------------------------------------------------------------
Columbia Financial  January 10, 2000   400,000       3.50  January 10, 2005
------------------------------------------------------------------------------
Condiv
Investments, Inc.   February 22, 2000  200,000       5.00  February 22, 2005
                           "           100,000       7.50        "
------------------------------------------------------------------------------
Midwest First
National, Inc.      February 22, 2000  200,000       5.00  February 22, 2005
                           "           100,000       7.50        "
------------------------------------------------------------------------------


                               USE OF PROCEEDS

     We are registering the shares for the benefit of the selling stockholders and they will sell the shares from time to time under this prospectus. We will not receive any of the proceeds from the sale of the shares, but we will receive the proceeds from the exercise of the warrants. The selling stockholders are not obligated to exercise their warrants, and there can be no assurance that they will exercise all or any of them. If they exercise all of the warrants we would receive $6,375,000. We intend to use the proceeds for general corporate purposes and for working capital which may include payment of salaries, rent, research and development, purchase of inventory and marketing expenses. We will pay all the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they incur for brokerage commissions on the sale of their shares.


                       DETERMINATION OF OFFERING PRICE

     We relied on the current market price of our common stock in the determination of the offering price of the units and the strike price for the warrants when they were issued. Our common stock is traded over-the-counter and is quoted on the OTC Electronic Bulletin Board under the symbol "PWEB". The quotations for the Bulletin Board represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. The range of the high and low bid prices of our stock as reported by the National Quotation Bureau, Inc. can be found on page 18 in the "Market For Common Equity..." section.


                            SELLING STOCKHOLDERS

     The following table sets forth the name, number of shares of common stock and the number of shares which may be purchased by the warrants owned by each Selling Stockholder. Since the selling stockholders may sell all, a portion or none of their shares, no estimate can be made of the aggregate number of shares that are being offered or that will be owned by each Selling Stockholder upon completion of the offering to which this prospectus relates. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                             RELATIONSHIP            NUMBER OF  PERCENTAGE OF
NAME                         TO ISSUER               SHARES (1) OWNERSHIP (2)
---------------------------  ----------------------  ---------- -------------
Columbia Financial           Investor Relations firm  800,000      6.06%
Midwest First National, Inc. Accredited investor      500,000      3.79%
Condiv Investments, Inc.     Accredited investor      500,000      3.79%

(1)   Includes ownership of shares issuable upon exercise of warrants.
(2) Assumes ownership percentage of our outstanding shares after exercise of all warrants.


                            PLAN OF DISTRIBUTION

     We have agreed to register these shares, but the registration of these shares does not necessarily mean that any of them will be offered or sold by the selling stockholders. The selling stockholders will have absolute discretion as to whether to exercise the warrants and then will have total control of the manner and timing of sales of the shares acquired by the warrants. They may sell all or a portion of the shares through the NASD OTC Bulletin Board, in negotiated transactions or otherwise. The sales may be at prevailing prices or related to the current market price or at negotiated prices. The shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold include
 * a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
 * purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
 * ordinary brokerage transactions and transactions in which the broker solicits purchasers;
 * privately negotiated transactions. The selling stockholders may deliver all or a portion of the shares to cover a short sale or sales made after the date of this prospectus, or a call equivalent position or a put equivalent position entered or established after the date of this prospectus.

     The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

     The selling stockholders may sell all or any portion of the shares in reliance upon Rule 144 under the Securities Act. In the event a particular offer of these shares is made we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and any other required information. These shares may be sold at varying prices determined at the time of sale or at negotiated prices. In order to comply with the securities laws of certain states, if applicable, these shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.


                          DESCRIPTION OF SECURITIES

     Our Articles of Incorporation, as amended, authorize 50,000,000 shares of
common stock, par value $0.001.   As of May 5, 2000, we had 12,800,342 shares
of common stock issued and outstanding held by approximately 29 record holders. In addition, we have issued and have outstanding 800,000 warrants convertible into 800,000 shares of common stock.

     Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for most actions to be taken by stockholders. Directors are elected by a majority vote. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. Holders of common stock are entitled to receive dividends out of funds legally available if, and when, declared by our Board of Directors. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.


                    INTEREST OF NAMED EXPERT AND COUNSEL

     We have not hired any "expert" or "counsel" on a contingent basis or that will receive a direct or indirect interest in Pacific WebWorks, or who was a promoter, director, officer or employee of Pacific WebWorks.


          DISCLOSURE  OF  COMMISSION  POSITION ON  INDEMNIFICATION
                       FOR  SECURITIES  ACT LIABILITY

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We have agreed to indemnify each Selling Stockholder for liabilities arising under the Securities Act. We will indemnify each Selling Stockholder, its officers, directors and constituent partners, if any, and each person controlling (within the meaning of the Securities Act) a Selling Stockholder, against all claims, losses, damages, liabilities, actions suffered or incurred by any of them, to the extent these claims, losses, damages or liabilities arise out of or are based upon:
   * any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or any related registration statement incident to this registration;
   * any omission (or alleged omission) to state a material fact required to be stated or necessary to make the statements not misleading; or
   * any violation by us of any rule or regulation promulgated under the Securities Act applicable to Pacific WebWorks and relating to actions or inaction required of us in connection with any registration.

     We have agreed to reimburse each Selling Stockholder, for any reasonable legal and other expenses incurred in connection with investigating or defending any action.

     Each Selling Stockholder has agreed to indemnify and reimburse Pacific WebWorks for any actions based on a material misstatement, an omission, or a violation as described above. Each Selling Stockholder agreed to indemnify each of our directors and officers, each placement agent and underwriter, if any, of our securities covered by this prospectus, each person who controls us or any underwriter within the meaning of the Securities Act, and each other Selling Stockholder.


                                 THE COMPANY

                                  BUSINESS

General Development.

     Asphalt Associates, Inc. was incorporated in the state of Nevada on May 18, 1987. Asphalt Associates never established commercial business operations. On January 11, 1999 Asphalt Associates merged with Utah WebWorks, Inc., a Utah corporation (the "Utah WebWorks"). Utah WebWorks, the accounting acquirer, was organized on April 10, 1997. In conjunction with the merger, Asphalt Associates changed its name to Pacific WebWorks, Inc.

Our Business.

     Pacific WebWorks began as an Internet software engineering company which provided engineering services for hire. In early 1998 we made a transition from engineering services to Internet software applications. Now we are an application service provider that develops business software technologies for Internet merchants. We specialize in turn-key applications allowing small to medium sized business owners to expand their business onto the Internet. Our product family provides tools for web site creation, management and maintenance, statistics, reporting, surveys, marketing, hosting and e-commerce concerns within the small to medium size business niche.

     Up to this point we have focused entirely on virtual retailing software solutions, meaning merchants that do not have a physical store location and would exist only on the Internet. Due to requests in the marketplace we are expanding our technologies to include features for small to medium sized, physical merchants in addition to our virtual merchants. Now we are expanding our software family to include features that integrate their physical store information systems with their Internet store information systems. This expansion will include features such as Cashier/ POS (Point of Sale) management, receiving, ordering, tender, store operations, human resources, POS peripherals management, inventory and accounting. At the same time our virtual software will be expanded to include features such as items and benefits, catalog management, order development, advanced 1-to-1 marketing methods, sophisticated item comparison and selection, and pre-sales qualification. This gives the merchant a complete solution for all physical store and Internet concerns and at the same time reduces costs of operations and introduces new profit centers for the merchant.

     World Commerce Network, LLC was created in December 1999 as a marketing company whose mission is to sell the products of the LLC members. World Commerce Network sells Visual WebTools TM, merchant accounts, the IntelliPay transaction gateway, and education and training. World Commerce Network conducts seminars marketing to small business owners and home business users. It is our intent to conduct seminars in over 150 cities in the United States during calendar 2000.

Our Market.

     We market our products to small and medium-sized businesses, which want total, one-stop solutions to Internet advertising, marketing, and sales concerns. Our typical "target" customers are businesses which would prefer to invest in technologies which allow them to develop functional, interactive Internet websites rather than hire internal employees or subcontract these types of technologies to third parties.

     The Internet software market is relatively large and continuing to expand. In our opinion, the vast majority of businesses with successful web strategies are those which have the financial resources to frequently update and re-design their websites as information about their business changes. These businesses either hire and retain information systems employees to develop, support, and maintain their websites, or alternatively purchase Internet services from multiple parties, have these services integrated, and gather or purchase information on their customers and markets to facilitate website updates. We believe these options to be cost prohibitive for the small business owner. Our market, by contrast, consists of small to medium-sized businesses which desire the capability to quickly re-design their websites without incurring substantial costs or relying upon additional employees or multiple vendors. We believe that our products provide small and medium-sized businesses with flexibility, allowing them to update their website and other business information by themselves.

Our Products.

     We have developed software technology which we market under the name
Visual WebTools TM.   Visual WebTools TM allows businesses to create websites,
generate statistics, reports, surveys, marketing information, as well as complete e-commerce transaction. We believe that Visual WebTools TM is powerful, yet easy and intuitive to use; it allows a small business to quickly and easily create a website on the Internet, list itself with the major search engines, set up e-mail, and facilitate domain name registration. We also believe that Visual WebTools TM provides all the tools needed to edit and maintain a website from most Internet-capable computers. It allows a user to create an online store front, generate sales leads, process credit cards, communicate with site visitors, and collect statistical information about who visits the website and what they do while they are there. It allows a business to create, manage, and maintain every aspect of its website at all times. In our opinion this functionality, combined with our easy to use visual interface, provides a point-and-click total Internet business solution for less than three thousand dollars in the first year, and approximately six hundred dollars per year for hosting and maintenance fees thereafter.

     Visual WebTools TM incorporates the following features:

     WebWizard. WebWizard allows businesses to quickly and easily create, update, modify, or enhance their websites. Changes can be made 24 hours a day, 7 days a week from anyplace in the world with an Internet terminal. WebWizard includes an easy to use but powerful preview interface which is referred to in the industry as WYSIWYG (What You See Is What You Get) which uses familiar "drag and drop" functions and which allows businesses to make website changes instantaneously. Changes are updated automatically and placed online within minutes. WebWizard gives businesses the ability to manipulate their website's layout, colors, and content, and to move, resize, and cut and paste text, graphics, and tables. WebWizard also gives businesses a library of hundreds of graphics to use throughout the website, and the ability to upload graphics or files from a local hard drive directly into the website.
We have released and sold WebWizard Pro since late November 1998, and WebWizard Express and WebWizard Retail since the first quarter of 1999. Sales have been conducted primarily by two of our resellers.

     WebWizard and WebShopper, described below, are our basic products and come in two progressive versions, Express, and Pro. The Pro version provides additional product features and support options to the business. WebStats, WebProfiler, and WebChannels are available to our customers for an additional license fee.

     We released WebWizard 2.0 in February 1999. WebWizard 2.0 simplifies the tasks of creating and maintaining websites. It incorporated Microsoft's ActiveX components directly into the interface, making WebWizard, in our opinion, as easy to use as a word processor. WebWizard 2.0 supports online "drag and drop" functions for editing images, tables, and text. It also supports online text editing, as well as infinite-level "undo" and "redo" functions. An extensive table editor was added which allows simple resizing and quick editing of tables. The new import feature allowed current and older websites to be converted into the Visual WebTools TM environment quickly and easily. WebWizard 2.0 also included an updated graphics and animation library, enhanced navigation support, and increased security.

     WebShopper. WebShopper allows businesses to add "electronic storefronts" to their websites. We assist businesses in setting up merchant accounts and in facilitating secure credit card transactions. WebShopper also provides a customizable product database. A business's products and all of its variables, such as price, color and size, can be entered into a password-protected product database, which can be updated or edited at any time. Customizable price and shipping modifiers, receipt options, sale flagging, product option variables and tax calculations are also available.

     In February 1999, we released WebShopper Pro, which includes support for merchant-account functionality, for real-time Internet credit card and personal check settlement, and for fraud prevention features. WebShopper Pro supports and accepts all major credit cards and optional electronic checks on a real-time basis. We intend to expand the features of the Visual WebTools TM family during the remainder of 2000 to include technologies that will allow a physical retail store to integrate its business operations with an Internet store.

     We released Visual WebTools TM 3.0 on August 1, 1999. WebWizard 3.0 includes multiple features designed to make our product more powerful and easier to use. These features include scriplets (an embedded code feature which enhances the effect and appearance of a web page), frames (a function which allows a user to display multiple pages or portions of pages at one time on a computer screen). WebShopper 3.0 allows for products to be included in MainStreetSquare.com TM.

     WebChannels. WebChannels allows businesses to send e-mail to multiple clients simultaneously, creating marketing channels directly to customers. Businesses can send announcements, sales information, product updates, promotions, newsletters, jokes, or any other correspondence to clients at any time. WebChannels also allows subscribers to add or remove themselves from the automated e-mail database.

     WebProfiler. WebProfiler allows businesses to gather demographics on site visitors by creating custom questionnaires which provide direct feedback from site visitors. With WebProfiler, businesses can obtain information from target audiences, including, for example, levels of customer satisfaction or dissatisfaction and customer preferences with regard to new products or services. We believe that WebProfiler assists businesses in obtaining the information necessary to improve customer relations, improve products, run surveys and product specials, and gather additional information.

     WebStats. WebStats allows businesses to monitor website visits. It creates detailed reports about visits to their websites. We believe these reports may assist businesses in determining the effectiveness of changes to their websites and identifying the pages on their sites which draw the most interest. WebStats keeps a detailed two-year history of visits to and activity within our subscribers' websites, and can generate detailed reports of site activity. For example, it can generate reports which show year-long sales trends, or track the effectiveness of sales and promotions during specific time periods or from specific locations. WebStats retains this information in database format. We intend to develop future versions of WebStats which will allow our customers to download and manipulate this information.

     ClipOn Commerce TM. ClipOn Commerce TM is a "Bolt on" e-commerce solution designed to work with any existing website. Users receive a full back-end storefront, and an integrated shopping cart application. We anticipate in the future ClipOn Commerce TM" will become totally integrated with the features of WebShopper and replace WebShopper in our suite of products.

     Place to Vacation TM. Place to Vacation TM is a marketing tool that helps our users generate leads and attract Internet traffic to their website. A website visitor enters his or her name and address information for a chance to win a free vacation. Pacific WebWorks then gives away a free vacation accommodation package every week. Our merchants then market to the lead provided by the information received on the entry form.

     FreeSiteNow.com TM FreeSiteNow TM is an affiliate program which gives the non-sales oriented merchants the opportunity to generate leads for our inside sales team by handing out free websites. If a sale is made by our sales team the affiliate will receive a commission on the sale.

     MainStreetSquare.com TM MainStreetSquare.com TM is an online shopping mall, which promotes products and services and links of our merchants using ClipOn Commerce TM or WebShopper. Consumers can easily shop from multiple stores on MainStreetSquare.com TM and proceed with one quick check-out when they are ready to complete their purchase.

Sales and Marketing.

     We do not believe that our competitors are effectively targeting our market niche: a totally Internet based, end-to-end business solution for small and medium sized businesses. We believe that our products will allow businesses to generate leads, sell products, run sales promotions, capture demographic information about website visitors, communicate with website visitors, and obtain intelligent information about who is visiting their websites and what they are doing while they are there. Our products allow our customers to stay in complete control of their websites and provide tools, which can facilitate a successful Internet experience for them.

     We market and sell our products through reseller channels, our internal sales force, outside sales agents, and strategic partnerships. We sell our products to partners at wholesale, who then mark the products up and sell them at retail. We also sell our products through agents who are paid a commission for each merchant who purchases our products. Each merchant must sign a purchase agreement with the reseller, which the reseller must in turn provide to us. We then provide software to the resellers' own merchants which allows these users to create Internet projects. We provide the initial reseller with training in the use of the software. The reseller is an independent contractor and is obligated to pay the amounts due under the agreement even if he does not receive payments from his merchant. For the period ended March 31, 2000, 19.6% of our sales are originated through our outside sales agents, while our reseller channels account for approximately 26.4% of our sales. Strategic partnerships, such as World Commerce Network, account for a total of 21.2% of our sales, and the balance, or 32.8% of our sales are originated by our internal sales force.

     We believe we may be able to develop a substantial presence in our target market through a combination of marketing strategy, unique proprietary technology, technical expertise, and early entry into our target market. We have also developed a fourteen-day trial version of Visual WebTools TM, which can be provided to a business for evaluation purposes free of charge. Our products will allow a business to create, operate, and maintain a website for an initial one-year term, after which our customer may maintain its license by paying a monthly license fee of $49 or approximately $600 per year. We are also pursuing a national advertising campaign, which may include television, radio, and print media.

     It is our opinion that in the past, businesses which have attempted to maintain interactive websites and conduct business on the Internet have either developed technical expertise themselves, paid employees to create and maintain their websites, or retained contract "web professionals" to do so.
We believe that Visual WebTools TM will allow small businesses, at a relatively small cost, to participate in Internet commerce by creating and managing their own Internet websites and storefronts.

Major Customers.

     During 1997 we had 41 clients, two of whom accounted for more than 5% of our revenue. During 1998 we had a total client base of 85, four of whom each accounted for more than 5% of our revenues. During 1999 we have increased our client base to several hundred with two of our sales channels providing 41% of our revenue.

     US Merchant Systems, Inc. supplies us with marketing expertise and merchant accounts for our customers, and accounted for approximately $65,000, or 21% of our revenue, for the twelve months ended December 31, 1999. While we entered into a new Strategic Marketing Agreement with US Merchant Systems on August 30, 1999, the loss of our relationship with US Merchant Systems would create an immediate loss of revenue for us and could have a material adverse effect on our operations. Lauman Enterprise, a reseller, accounted for approximately $60,000 or 20% of total revenues for the twelve months ended December 31, 1999.

     During 1998 management changed our strategy to focus on mass marketing of Internet tools and de-emphasized contract programming. We had four major customers who individually accounted for 10% or more of our total revenues. Internet Yellow Pages accounted for 26%, or $44,890, of total 1998 revenues. Ex.Sight Co. accounted for 16%, $28,161, of total revenue. CUSA Technologies accounted for 12%, or $21,271 of total revenues. American Home Business contributed 14%, or $24,422, in sales.

     World Commerce Network, LLC was created as a joint venture between Pacific WebWorks and US Merchant Systems to market each companies' respective products. World Commerce Network has an exclusive contract with Productive Seminars, Inc. in St. George, Utah. Productive Seminars produces and runs seminars throughout the country for World Commerce Network. From inception of World Commerce Network approximately 100 seminars have been held in different cities throughout the United States. In March of 2000 we acquired a controlling interest in World Commerce Network (51%).

     Our seminar workshops have been a great success. For example, during our opening week we had a total of 509 attendees that participated in a two-hour presentation learning about the companies involved and the products and services offered by Pacific WebWorks. From those attendees we had 92 people (18.1%) became affiliates of our FreeSightNow.com program and 44 people (8.7%) became affiliates and clients for Pacific WebWorks, Inc and U.S. Merchant Systems through World Commerce Network.

Product Development.

     We acquired a large amount of source code from Innovative Research and Animated Design, Inc. ("IRAD") in June of 1997. IRAD originally developed this technology, which is a part of the underlying technology from which we program. We believe that this code base provides us with a significant market advantage with advancements in the areas of Internet business technologies, including 3D animation and search engine technologies. We intend to incorporate part or all of this technology into future versions of Visual WebTools TM and our other products.

     We are now working on V4, our next product evolution. We anticipate this expansion will include features such as Cashier/ POS (Point of Sale) management, receiving, ordering, tender, store operations, human resources, POS peripherals management, inventory and accounting. At the same time our virtual software will be expanded to include features such as items and benefits, catalog management, order development, advanced 1-to-1 marketing methods, sophisticated item comparison and selection, and pre-sales qualification. We expect this new product to give the merchant a complete solution for all physical store and Internet concerns and at the same time reduce costs of operations and introduce new profit centers for the merchant.

     Throughout 1999, we spent $320,479 on engineering costs, including research and development expenses. During 1998 and 1997, we spent $11,949 and $5,523, respectively, for engineering costs, including research and development expenses. These costs are passed on to purchasers in the price of the product.

Material Contracts.

     We are a party to the following material contracts:

     In January 1998, we entered into an agreement with Electric Lightwave,
Inc. for telecommunications, facilities, and Internet access.   We currently
pay $1,725.00 per month for this service. The contract is scheduled to expire December 31, 2001. We believe that we will be able to extend this contract on terms, which are acceptable to us, but have no assurances that we can do so. However, we believe that we will be able to enter a new contract with a different service provider if the contract is not extended.

     In February of 1999, we entered into an agreement with U.S. Merchant Systems, Inc. and IntelliPay, Inc., both located in Newark, California. U.S. Merchant Systems, Inc. provides merchant accounts to our clients. IntelliPay provides software, which enables merchant accounts to communicate with Internet e-commerce applications. We integrated a merchant account and transaction processing which allows purchasers of Visual WebTools TM to accept all major credit cards and personal checks at point of sale from their website. The term of this agreement is one year from the date of execution and shall automatically renew each successive year thereafter, unless canceled in writing. We are also leveraging a relationship with a provider of Internet factoring, which will allow customers to make monthly payments on negotiated terms.

Trademark, Licenses and Intellectual Property.

      On October 9, 1998, Utah WebWorks filed a trademark application for Visual WebTools TM which we acquired and became responsible for upon our merger with Utah WebWorks. In December of 1998 the United States Patent and Trademark Office assigned Serial No. 567,136 to this mark. The trademark is currently pending. In 1999, we filed a Trademark application for MainStreetSquare.com TM, Cyberhaggle TM, and Pricehunter TM, all features of the online mall. Likewise, in 1999 we filed for trademarks on Pacific WebWorks TM, ClipOn Commerce TM, FreeSiteNow TM, V4 TM, Overnet Express TM and IDDS TM. Our success will depend, in part, on our ability to obtain and protect our trademark and trade secrets and operate without infringing upon the proprietary rights of others in the United States and other countries. If we were to become involved in a dispute regarding our intellectual property, it could become necessary for us to participate in interference proceedings before the United States Patent and Trademark Office to determine whether we have a valid claim to the rights involved. We could also be forced to seek a judicial determination concerning the rights in question. These proceedings could be costly and time consuming, even if we were to eventually prevail. Should we not prevail, we could be forced to pay significant damages, obtain a license to the technology in question, or stop marketing one or more of our products.

     All of our core technology was developed internally by our engineers and by the engineers of Utah WebWorks. Our products do not rely on any third party technology, although we have decided to include an upgrade to our technology features developed by IntelliPay and U.S. Merchant Systems.

     We also rely upon trade secrets, proprietary know-how, and confidentiality provisions in agreements with employees, consultants, and resellers to protect our intellectual property rights. There are risks that these other parties may not comply with the terms of their agreements with us, and that we may not be able to adequately enforce our rights against these parties.

     We have adopted a policy of requiring our employees and resellers to execute confidentiality agreements when they commence employment with us or resell our products. These agreements generally provide that all confidential information developed or made known to the employees or resellers during the course of their relationships with us is to be kept confidential and not disclosed to third parties, except under certain specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by the employees in the course of their employment will be our exclusive property.


Employees.

     We currently employ 57 people, 54 of whom are full-time employees and three of whom are part-time. Our employees are not presently covered by any collective bargaining agreement. We believe that our relations with our employees are good, and we have not experienced any work stoppages.

Available Information.

     We are subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of these reports, proxy statements and other information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. Additional updating information with respect to the securities covered by this prospectus may be provided in the future to purchasers by means of appendices to this prospectus.

     This prospectus, filed as a part of the registration statement, does not contain information in or attached as an exhibit to the registration statement. Purchasers should refer to those exhibits to the registration statement for the complete text. For further information concerning Pacific WebWorks and the securities offered, refer to the registration statement and its exhibits which may be inspected at the office of the SEC without charge. A copy of the registration statement and exhibits may be accessed through the SEC's Web site at http://www.sec.gov.

Reports to Security Holders.

     We are required to comply with the reporting requirements of the Securities Exchange Act of 1934 ( the "Exchange Act") and file annual, quarterly, and other reports with the SEC. We are also subject to the proxy solicitation requirements of the Exchange Act and, accordingly, furnish an annual report with audited financial statements to our stockholders. We currently use an investor relations firm, Columbia Financial Group, and interested persons may call at (888) 301-6271. Also, interested persons may visit our website at http://www.pacificwebworks.com.

                                  PROPERTIES

     We currently lease 8,500 square feet of commercial office space in the Westgate Business Center in Salt Lake City, Utah. The building has a total of 200,000 square feet of office and common space and serves as our main office and production facility. We pay $8,700 each month for our lease, which we believe is typical for similar premises in the area currently available for lease. The current lease is for a three year term and will expire on December 31, 2001.

                              LEGAL PROCEEDINGS

     We are not aware that we are a party to any existing or threatened legal or administrative proceedings as of the date of this filing.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.

     Our common stock is traded on the NASD OTC Bulletin Board under the symbol "PWEB". There was no trading activity in our common stock during 1997 and 1998. The following table presents the range of the high and low bid prices of our stock as reported by the NASDAQ Trading and Market Services. Such quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions.

     Year          Quarter Ended          High       Low
     ----          -------------          -----     -----
     1999          March 31st             20.0       6.875
                   June 30th               9.875     5.625
                   September 30th          6.05      2.05
                   December 31st           5.00      1.25
     2000          March 31st              6.125     2.3125

     We have 13,200,342 shares of common stock outstanding, including the 400,000 shares issued and registered hereby; of this amount, 4,405,000 of our shares are free trading; 8,795,342 of our shares are restricted pursuant to Rule 144. As of May 5, 2000, we have approximately 29 shareholders of record.

     In January of 1999, the SEC granted approval to the NASD OTC Bulletin Board Eligibility Rule 6530 which requires a company listed on the OTC Bulletin Board to be a reporting company and current in its reports filed with the SEC. In July of 1999 we filed a registration statement on Form 10 in order to become a fully reporting company and to maintain our listing on the OTC Bulletin Board. Because the SEC did not reach a position of no comment with regard to our registration statement prior to August 1999, we lost our listing on the OTC Bulletin Board, which has had an adverse impact upon the market for our common stock. Our listing returned to the OTC Bulletin Board in November of 1999.

Dividend Policy.

     We have not paid cash or stock dividends and have no present plan to pay any dividends, intending instead to reinvest its earnings, if any. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business. In addition, it is anticipated that the terms of future debt and/or equity financing may restrict the payment of cash dividends. Therefore, the payment of any cash dividends on the common stock is unlikely. However, payment of future dividends will be determined from time to time by our board of directors, based upon our future earnings, financial condition, capital requirements and other factors. We are not presently subject to any restriction on our present or future ability to pay any dividends.

                             FINANCIAL STATEMENTS

                            Pacific Webworks, Inc.
                                And Subsidiary

                      Consolidated Financial Statements

                                March 31, 2000

                         CROUCH,  BIERWOLF & CHISHOLM
                         Certified Public Accountants
                         50 West Broadway, Suite 1130
                          Salt Lake City, Utah 84101
                            Office (801) 363-1175
                              Fax (801) 363-0615



                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Pacific Webworks Inc.
Salt Lake City, Utah


We have reviewed the accompanying condensed consolidated balance sheet of Pacific Webworks, Inc. and subsidiary as of March 31, 2000 and the related condensed consolidated statements of income and cash flows for the period then
ended.   These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 1999, and the related statements of income, retained earnings, and cash flows for the year then ended (not presented herein); and in our report dated January 31, 2000, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

The accompanying statements of operations and cash flows for the period ended March 31, 1999 were not audited or reviewed by us and, accordingly, we do not express an opinion on them.

/s/ Crouch Bierwolf & Chisholm


Crouch, Bierwolf & Chisholm
May 3, 2000

                            Pacific Webworks, Inc.
                         Consolidated Balance Sheets

                                    Assets
                                                     March 31    December 31
                                                       2000         1999
                                                  ------------- -------------
Current Assets                                      (unaudited)
   Cash and Cash Equivalents                      $    127,087  $    153,898
   Accounts Receivable (net of allowance of
    $12,798 and $3,798, respectively)                  433,010       101,429
   Employee Receivable                                   7,474         4,578
   Prepaid Expenses                                      9,022        16,333
   Accounts Receivable - Related Party                       -         6,800
   Notes Receivable - Related Party                          -       166,046
   Note Receivable                                     153,000             -
                                                  ------------- -------------
Total Current Assets                                   729,593       449,084
                                                  ------------- -------------

Property and Equipment                                 183,127       171,393
                                                  ------------- -------------
Other Assets
   Goodwill, net                                       237,687             -
   Deposits                                              5,250         5,250
   Computer Software Costs                               4,333         4,832
                                                  ------------- -------------
Total Other Assets                                     247,270        10,082
                                                  ------------- -------------

      Total Assets                                $  1,159,990  $    630,559
                                                  ============= =============

                     Liabilities and Stockholders' Equity

Current Liabilities
   Accounts Payable                               $    415,152  $     74,550
   Accrued Expenses                                    127,123        70,177
   Notes Payable                                     1,178,730       500,000
                                                  ------------- -------------
Total Current Liabilities                            1,721,005       644,727
                                                  ------------- -------------

Minority Interest                                            -             -

Stockholders' Equity
   Common Stock, authorized 50,000,000 shares of
     no par value, issued and outstanding
     10,400,342 and 10,395,679 shares                   10,400        10,396
   Deferred Compensation                                     -       (13,216)
   Paid in Capital                                   2,759,080     2,775,404
   Retained Deficit                                 (3,330,495)   (2,786,752)
                                                  ------------- -------------
       Total Stockholders' Equity                     (561,015)      (14,168)
                                                  ------------- -------------

Total Liabilities and Stockholders' Equity        $  1,159,990  $    630,559
                                                  ============= =============

  The accompanying notes are an integral part of these financial statements.

                            Pacific Webworks, Inc.
                    Consolidated Statements of Operations

                                               For the three   For the three
                                               months ended    months ended
                                               March 31        March 31
                                               2000            1999
                                               --------------  -------------
SALES                                          $   1,992,032   $      4,499

COST OF GOODS SOLD                                   266,893          1,276
                                               --------------  -------------

GROSS PROFIT                                       1,725,139          3,223
                                               --------------  -------------
OPERATING EXPENSES
   General And Administrative Expenses               741,157        109,234
   Sales                                           1,431,393         35,086
   Research and Development                           81,116         35,563
                                               --------------  -------------

TOTAL OPERATING EXPENSES                           2,253,666        179,883
                                               --------------  -------------

OPERATING INCOME (LOSS)                             (528,527)      (176,660)
                                               --------------  -------------
OTHER INCOME AND (EXPENSES)
   Interest Expense                                  (15,215)             -
   Warrants Issued for Services                            -     (1,062,317)
                                               --------------  -------------
     Total Other Income and (Expenses)               (15,215)    (1,062,317)
                                               --------------  -------------

NET INCOME (LOSS)                              $    (543,742)  $ (1,238,977)
                                               ==============  =============

NET INCOME (LOSS) PER SHARE                    $        (.05)  $       (.15)
                                               ==============  =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES          10,400,342      8,333,500
                                               ==============  =============

  The accompanying notes are an integral part of these financial statements.

                            Pacific Webworks, Inc.
                    Consolidated Statements of Cash Flows


                                               For the three   For the three
                                               months ended    months ended
                                               March 31        March 31
                                               2000            1999
                                               --------------  -------------
Cash Flows From Operating Activities

Net income (loss)                              $    (543,742)  $ (1,238,977)
Adjustments to Reconcile Net Income (Loss) to
  Net Cash Used in Operating Activities:
   Depreciation & Amortization                        32,842      1,067,259
   Bad Debt                                            9,000              -
   Minority Interest                                       -              -
   Loss on Investments                               (25,000)             -
Change in Assets and Liabilities (Net of
 effects of acquisition of WCN)
  (Increase) Decrease in:
   Accounts Receivable                              (297,373)        (7,591)
   Other Receivables                                  (2,896)             -
   Prepaid Expenses                                    7,311              -
   Increase/(decrease) in:
   Accounts Payable and Accrued Expenses             380,202         (5,634)
                                               --------------  -------------
     Net Cash Provided (Used) by
      Operating Activities                          (439,656)      (184,943)
                                               --------------  -------------
Cash Flows from Investing Activities
  Cash paid for Notes Receivable                    (153,000)             -
  Purchase of Property and Equipment                 (18,788)       (20,334)
  Cash paid for deposits                                   -         (4,350)
  Cash acquired in acquisition                         5,628        750,000
                                               --------------  -------------
     Net Cash Provided (Used) by
      Investing Activities                          (166,160)       725,316
                                               --------------  -------------
Cash Flows from Financing Activities

  Proceeds from debt financing                       579,005        210,000
  Principal payments on debt financing                     -       (210,000)
                                               --------------  -------------
     Net Cash Provided (Used) by
       Financing Activities                          579,005              -
                                               --------------  -------------
Net Increase (Decrease) in Cash and
  Cash Equivalents                                   (26,811)       540,373
                                               --------------  -------------
Cash and Cash Equivalents
  Beginning                                          153,898          9,306
                                               --------------  -------------
  Ending                                       $     127,087   $    549,679
                                               ==============  =============

Supplemental Disclosures of Cash Flow Information:
  Cash payments for interest                   $           -   $          -
                                               ==============  =============
  Cash payments for income taxes               $           -   $          -
                                               ==============  =============

Supplemental Schedule of Noncash Investing and Financing Activities

 Common shares issued for services             $           -   $          -
                                               ==============  =============

  The accompanying notes are an integral part of these financial statements.

                            Pacific Webworks, Inc.
                                March 31, 2000

NOTES TO FINANCIAL STATEMENTS

          Pacific Webworks, Inc. (the "Company") has elected to omit substantially all footnotes to the financial statements for the three months ended March 31, 2000, since there have been no material changes (other than indicated in other footnotes) to the information previously reported by the Company in their Annual Report filed on Form 10-KSB for the Fiscal year ended December 31, 1999.

UNAUDITED INFORMATION

          The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the period presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

ACQUISITION OF WORLD COMMERCE NETWORK, LLC

          Effective January 1, 2000, the Company issued 4,663 shares of its common stock to U.S. Merchant Systems, Inc. for 1% of the outstanding stock of World Commerce Network, LLC. (WCN) The shares were valued at $9,180. The issuance increases the Company's ownership in WCN to 51% and WCN therefore becomes a subsidiary of the Company. The operations of WCN have been consolidated with the Company's operations effective January 1, 2000. Prior to the additional 1% purchase, the Company owned 50% of WCN and recorded its investment using the equity method. The balance at December 31, 1999 was $0.

                            Pacific WebWorks, Inc.

                             Financial Statements

                         December 31, 1999 and 1998

                               C O N T E N T S



Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . .  3

Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Statements of Operations . . . . . . . . . . . . . . . . . . . . . . . . .  5

Statements of Stockholders' Equity . . . . . . . . . . . . . . . . . . . .  6

Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . .  7

Notes to the Financial Statements . . . . . . . . . . . . . . . . . . . . . 8

                         CROUCH,  BIERWOLF & CHISHOLM
                         Certified Public Accountants
                         50 West Broadway, Suite 1130
                          Salt Lake City, Utah 84101
                            Office (801) 363-1175
                              Fax (801) 363-0615




                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Pacific WebWorks, Inc.

We have audited the accompanying balance sheets of Pacific WebWorks, Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific WebWorks, Inc. as of December 31, 1999 and 1998 and the results of its operations and cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had recurring operating losses and is dependent upon financing to continue operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Crouch, Bierwolf & Chisholm


Salt Lake City, Utah
January 31, 2000

                            Pacific WebWorks, Inc.
                                Balance Sheets

                                    Assets
                                                          December 31,
                                                       1999          1998
                                                   ------------- -------------
Current assets
   Cash and Cash Equivalents                       $    153,898  $      9,306
   Accounts Receivable (net of allowance of
      $3,798 and $6,600, respectively)                  101,429        10,392
   Employee Receivable                                    4,578           836
   Prepaid Expenses                                      16,333             -
   Accounts Receivable - Related Party (Note 8)           6,800             -
   Notes Receivable - Related Party (Note 8)            166,046             -
                                                   ------------- -------------
Total Current Assets                                    449,084        20,534
                                                   ------------- -------------

Property and Equipment (Note 3)                         171,393        23,353
                                                   ------------- -------------
Other Assets
   Deposits                                               5,250         5,250
   Computer Software Costs (Note 5)                       4,832         6,833
                                                   ------------- -------------
Total Other Assets                                       10,082        12,083
                                                   ------------- -------------
      Total Assets                                 $    630,559  $     55,970
                                                   ============= =============

                     Liabilities and Stockholders' Equity

Current Liabilities
   Accounts Payable                                $     74,550  $     11,261
   Accrued Expenses                                      70,177         3,926
   Notes Payable (Note 4)                               500,000       250,000
                                                   ------------- -------------
Total Current Liabilities                               644,727       265,187
                                                   ------------- -------------
Stockholders' Equity
   Common Stock, authorized 50,000,000 shares of
    no par value, issued and outstanding 10,395,679
    and 5,000,000 shares, respectively                   10,396         5,000
   Deferred Compensation (Note 9)                       (13,216)            -
   Paid in Capital                                    2,775,404         5,000
   Retained Deficit                                  (2,786,752)     (219,217)
                                                   ------------- -------------
       Total Stockholders' Equity                       (14,168)     (209,217)
                                                   ------------- -------------

Total Liabilities and Stockholders' Equity         $    630,559  $     55,970
                                                   ============= =============





  The accompanying notes are an integral part of these financial statements.

                            Pacific WebWorks, Inc.
                            Stements of Operations


                                                      For the
                                                    Years Ended
                                                    December 31,
                                           1999         1998         1997
                                      ------------- ------------ -------------
Revenues:                             $    305,628  $   172,395  $     94,014

Cost of Sales                               42,874      188,974       107,332

Gross Profit                               262,754      (16,579)      (13,318)

Expenses:

   Sales                                   406,917       30,180        13,987
   Research & Development                  320,479       11,949         5,523
   General & Administrative                817,312       80,996        36,179
                                      ------------- ------------ -------------

      Total Expenses                     1,544,708      123,125        55,689
                                      ------------- ------------ -------------

Income (Loss) from Operations           (1,281,954)    (139,704)      (69,007)

Other Income (Expenses)

   Interest Expense                        (19,243)     (10,761)       (3,500)
   Interest Income                           1,246            -             -
   Other Income                                  -            -         3,755
   Warrants issued for consulting
     services                           (1,242,584)           -             -
   Loss on Investment (Note 7)             (25,000)           -             -
                                      ------------- ------------ -------------

Net Income (Loss)                     $ (2,567,535) $  (150,465) $    (68,752)
                                      ============= ============ =============

Net Loss Per Share                    $      (0.27) $     (0.03) $      (0.01)
                                      ============= ============ =============

Weighted average shares outstanding      9,632,500    5,000,000     5,000,000
                                      ============= ============ =============




  The accompanying notes are an integral part of these financial statements.
                                      5

                            Pacific WebWorks, Inc.
                       Statement of Stockholders' Equity


                                 Common Stock        Paid in      Retained
                              Shares      Amount     Capital      Deficit
                           ------------ ---------- ------------- -------------
Balance at Inception on
  April 10, 1997                     -  $       -  $          -  $          -

April 1997, shares issued
 for cash at $10 per share   5,000,000      5,000         5,000             -

Net loss December 31, 1997           -          -             -       (68,752)
                           ------------ ---------- ------------- -------------

Balance, December 31, 1997   5,000,000      5,000         5,000       (68,752)

Net loss December 31, 1998           -          -             -      (150,465)
                           ------------ ---------- ------------- -------------

Balance, December 31, 1998   5,000,000      5,000         5,000      (219,217)

Reverse merger &
 reorganization adjustment   5,000,000      5,000       995,000             -

September 1999, shares
 issued for insurance
 policy at $1.43 per share,
 valued at $20,000              14,000         14        19,986             -

December 1999, shares
 issued for payment on
 notes payable of $500,000
 at $2.62 per share            381,679        382       499,618             -

Warrants issued for
 consulting fees during 1999         -          -     1,255,800             -

Net loss December 31, 1999           -          -             -    (2,567,535)
                           ------------ ---------- ------------- -------------

Balance, December 31, 1999  10,395,679  $  10,396  $  2,775,404  $ (2,786,752)
                           ============ ========== ============= =============


  The accompanying notes are an integral part of these financial statements.
                                      6

                            Pacific WebWorks, Inc.
                           Statement of Cash Flows

                                                           For the
                                                         Years Ended
                                                         December 31,
                                                1999         1998         1997
                                           ------------- ------------ -------------
Cash Flows form Operating Activities:
  Net Income (loss)                        $ (2,567,535) $  (150,465) $    (68,752)
  Adjustments to reconcile
   net (loss) to net cash
   provided by operations
    Depreciation & Amortization                  30,572       13,151         5,473
    Warrants issued for services              1,255,800            -             -
    Bad Debt                                          -        4,055         2,545
    Loss on Investment                           25,000            -             -
    Change in assets and liabilities:
    Accounts receivable                         (94,779)      13,828       (31,656)
     Accounts Payable and accrued expenses      121,064         (755)       15,942
     Prepaid expenses                           (29,549)           -             -
     Common stock issued for insurance           20,000            -             -
     Accounts receivable - related party         (6,800)           -             -
                                           ------------- ------------ -------------

Net Cash Flows used in Operating Activities  (1,246,227)    (120,186)      (76,448)
                                           ------------- ------------ -------------
Cash Flows from Investing Activities:
   Cash paid for property and equipment        (148,135)     (12,675)      (22,014)
   Cash paid for deposits                             -       (5,250)            -
   Cash paid for technology                           -            -       (10,000)
   Cash paid for investment                     (25,000)           -             -
   Cash from escrow                             750,000            -             -
   Cash paid to related party                  (166,046)           -             -
                                           ------------- ------------ -------------

Net Cash Paid for Investing Activities          410,819      (17,925)      (32,014)
                                           ------------- ------------ -------------
Cash Flows from Financing Activities:
   Cash from debt financing                     980,000      381,300       108,802
   Issuance of stock                                  -            -        10,000
   Principle payments on Debt financing               -     (239,323)       (4,900)
                                           ------------- ------------ -------------

Net Cash Flows from Financing Activities        980,000      141,977       113,902
                                           ------------- ------------ -------------

Net increase (decrease) in cash                 144,592        3,866         5,440

Cash and Cash Equivalents,
  beginning of period                             9,306        5,440             -
                                           ------------- ------------ -------------

Cash and Cash Equivalents, end of period   $    153,898  $     9,306  $      5,440
                                           ============= ============ =============

Supplemental Cash Flow Information
  Cash Paid for:
   Interest                                $      1,400  $    14,262  $          -
   Taxes                                   $          -  $         -  $          -


                                     7
                             (continued)


                        Pacific WebWorks, Inc.
                        Statement of Cash Flows
                              (continued)


Supplemental Non-Cash Disclosures:

    During 1999, 14,000 shares of common stock were issued at $1.43 per share for a $20,000 insurance policy.

     During 1999, 381,679 shares of common stock were issued at $2.62 per share in payment of a $500,000 notes payable.

    During 1999, 400,000 warrants were issued for non-employee services performed during the year. These warrants are valued at $1,255,800.

     For 1999, the Company's share of the recognized loss in the joint venture is $25,000.




The accompanying notes are an integral part of these financial statements.

                        Pacific WebWorks, Inc.
                  Notes to The  Financial Statements
                      December 31, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies

    a.  Organization

         Pacific WebWorks, Inc., ("the Company") was organized under the laws of the state of Nevada on May 18, 1987 as Asphalt Associates, Inc. On December 31, 1998 the board of directors changed the name of the Company to Pacific Webworks, Inc. On January 11, 1999, the Company merged with Utah Webworks, Inc., a Utah corporation organized April 10, 1997. The share exchange with Utah Webworks was accounted for as a reverse merger, therefore all financial information prior to January 11, 1999 is that of the accounting survivor being Utah Webworks. Utah Webworks is currently engaged in developing, selling and servicing computer and internet related software and hardware products.

    b.  Accounting Method

         The Company recognizes income and expenses on the accrual basis of accounting.

    c.  Earnings (Loss) Per Share

         The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. Fully diluted earnings per share has not been presented because it is anti-dilutive. 400,000 potentially issuable common shares were excluded from the calculation because their effects were anti-dilutive.

    d.  Cash and Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

    e.  Provision for Income Taxes

         At December 31, 1999, the Company has net operating loss carryforwards totaling approximately $2,786,752 that may be offset against future taxable income through 2013. No tax benefit has been reported in the 1999 financial statements since the loss carryforwards are offset by valuation allowance of the same amount.

        Deferred tax assets and the valuation account is as follows at December 31, 1999 and 1998:

                                                      1999            1998
                                              --------------- ---------------

         Deferred tax asset
           NOL carryforward                   $    947,400    $      74,500
           Valuation allowance                    (947,400)         (74,500)
                                              --------------- ---------------
                                              $          -    $           -
                                              =============== ===============

                        Pacific WebWorks, Inc.
                  Notes to The  Financial Statements
                      December 31, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies (continued)

    f.  Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets involve extensive reliance on management's estimates. Actual results could differ from those estimates.

    g.  Revenue Recognition

         The Company recognizes income and expense on the accrual basis of accounting. The Company receives revenues from services provided for internet software design and engineering. Pursuant to SOP 97-2, revenue is recorded when the services are completed. The Company also generates revenues from the sale or access to their internet design software technology. This product is sold separately without future performance such as upgrades or maintenance, and is not sold with PCS services, therefore according to SOP 97-2 revenue is recorded upon the sale and delivery of or access to the product once an agreement exists, the price is fixed and collectability is probable.

         Revenues generated from resellers are recorded in the same manner as to the end user, except delivery is directly to the end user rather than to the reseller. Revenue is recorded when all terms of SOP 97-2 as mentioned above are achieved.

         Trade receivables are due upon receipt of the invoice. An allowance has been made from potentially uncollectable accounts in the amounts of $3,798, $6,600 and $2,545 for the periods ended December 31, 1999, 1998 and 1997, respectively.

    h.  Depreciation

         The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the period ended December 31, 1999, 1998 and 1997 is $28,572, $11,151 and $4,306, respectively.

    i.  Major Customers

         During 1999 and 1998 the Company had major customers that individually accounted for 10% or more of the annual sales. During 1998, four customers generated sales in the amount of $118,744 or 68% of total sales as follows:

        Customer                            Sales               %
       ----------                        ----------        --------
               A                            28,161             16
               B                            21,271             12
               C                            24,422             14
               D                            44,890             26

         During 1999, two customers generated sales in the amount of $124,344 or 41% of total sales as follows:

        Customer                            Sales               %
        ----------                       -----------       --------
               A                            64,535             21
               B                            59,809             20

                        Pacific WebWorks, Inc.
                  Notes to the  Financial Statements
                      December 31, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies (continued)

    j.  Impairment of Long Lived Assets

         Fixed assets are evaluated annually by management and if impaired are written down to the fair market value.

NOTE 2 - Going Concern

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had recurring operating losses since inception and is dependent on financing to continue operations. However, the Company believes that its current and developing sales channels, including the World Commerce Network sales operations will be sufficient to support its existing operations without any requirements for external financing. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 3 - Property and Equipment

         Property and Equipment consists of the following at December 31, 1999 and 1998:

                                                December 31,
                                            1999          1998
                                      --------------- ------------
        Computer Equipment            $       82,165  $    32,990
        Furniture and Fixtures                59,138        5,820
        Equipment                             39,558            -
        Software                              27,894            -
        Leasehold improvements                 6,667            -
                                      --------------- ------------
            Total                            215,422       38,810
                                      --------------- ------------
        Less Accumulated Depreciation        (44,029)     (15,457)
                                      --------------- ------------
                                             171,393       23,353
                                      =============== ============

NOTE 4 - Notes Payable-Current

         During 1999, the Company received $980,000 cash and $20,000 of equipment from a company. In December 1999, $500,000 of the note was converted to 381,679 restricted shares of the company's common stock. The remaining balance of $500,000 matures on December 31, 2000.

NOTE 5 - Computer Software Costs

         On May 7, 1997, the Company entered into an agreement for assignment of a security interest and judgement from a bank for various software service codes and other technology they held. Pursuant to FASB 86, the Company capitalized these costs because the purchased software had alternative future use, being an integral part of the internet software design product sold to the public. Costs of maintaining the product is charged to expense when incurred. The Company paid $10,000 for the transfer of these software tools and is amortizing them over a five year life. Amortization expense is $2,001, $2,000 and $1,167 for the years ended December 31, 1999, 1998 and 1997, respectively.

                        Pacific WebWorks, Inc.
                  Notes to the  Financial Statements
                      December 31, 1999 and 1998

NOTE 6 - Reverse Merger / Stock Split

         Effective January 11, 1999, Pacific Webworks, Inc. (a public Company) entered into an agreement and Plan of Reorganization with Utah Webworks, Inc., (a private company). The agreement provides for the merger of the Company into Utah Webworks to be treated as a reverse merger, thus making Utah Webworks the accounting survivor. Pursuant to the agreement the Company issued 5,000,000 shares of common stock to the shareholders of Utah Webworks for all shares of their Company. Because the historical financial information in these financial statements prior to the reverse merger (January 11, 1999) is that of the accounting acquirer (Utah Webworks), a 5,000 for 1 forward stock split adjustment has been retroactively applied to the shares of Utah Webworks, to show the effects of the reverse merger. The 5,000,000 share reorganization adjustment represents the shares held by the shareholders of the public company. The management of the Company resigned and the management and board of Utah Webworks filled the vacancy. Utah Webworks is in the business of software development for computer and internet systems. The public company had cash in escrow of $750,000 and a note receivable from Utah Webworks of $250,000 as its only assets. The cash and note receivable were contributed to Utah Webworks as an investment in subsidiary advanced for operations. This business combination was accounted for using the purchase method.

NOTE 7 - Investment in Joint Venture

         During 1999, the Company became a 50% member in World Commerce Network, LLC. For 1999, World Commerce Network, LLC has a net loss of $281,341, of which, $140,671 should be recognized by the Company. However, since the Company contributed only $25,000 in capital, the loss on investment is limited to this amount. The Company's book value in this investment at December 31, 1999 is $0. In January 2000, the Company acquired an additional 1% interest and began accounting for this investment using the consolidation method and changed from the equity method.

NOTE 8 - Related Party

         During 1999, $166,046 has been recognized as a notes receivable from World Commerce Network, LLC. There is no provision for interest and the balance is due within the next twelve months.

         As of December 31, 1999, there is an accounts receivable of $6,800 due from World Commerce Network, LLC.

         Lamar Taylor, a previous officer and shareholder of the Company, advanced funds to the Company for operating capital in the amount of $131,300 and $108,800 during the periods ended December 31, 1998 and 1997, respectively. All advances were repaid during 1998.

NOTE 9 - Stock Warrants

         At January 1999, the Company had outstanding warrants to purchase 400,000 shares of the Company's common stock at prices ranging from $2.50 to
$6.00 per share.   The warrants became exercisable in January 1999 and expire in January 2004.  The warrants are exercisable as follows:

        150,000 warrants at $2.50
        100,000 warrants at $3.50
        100,000 warrants at $4.50
         50,000 warrants at $6.00

                        Pacific WebWorks, Inc.
                  Notes to the  Financial Statements
                      December 31, 1999 and 1998

NOTE 9 - Stock Warrants (continued)

          The warrants were issued to a public relations firm for promotional services to be provided for one year from issue date. To date, the warrant holder has not exercised any of the warrants. We accounted for these warrants per FASB 123 using the Black-Scholes model on the date the warrants became measurable per EITF 96-18. The measurement dates are as follows: 133,000 warrants on January 28, 1999, 67,000 warrants of July 27, 1999 and the remaining 200,000 on November 27, 1999. The resulting valuation for the warrants is $1,255,800 of which $1,242,584 was amortized in 1999. The balance of $13,216 will be amortized during the year 2000 and is recorded a deferred compensation on the balance sheet. As of the audit report date, no options have been exercised.

NOTE 10 - Commitments and Contingencies

         The Company is committed to an operating lease for office space. The lease requires the Company to pay monthly rent of $8,700 and expires in December 2001.

         Future minimum lease payments are as follows:

        2000            $        104,400
        2001                     104,400
                        ----------------
        Total           $        208,800
                        ================

NOTE 11 - Fair Value of Financial Instruments

         Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments.

NOTE 12 - Incentive Stock Option Plan

        On December 1, 1999, the Company established an Incentive Stock Option Plan (the Plan). The Plan covers both current and prospective employees

        The exercise price for each option shall be established by the Company Board of Directors. The exercise price per share for an Incentive Stock Option can not be less than the fair market value of a share of stock on the effective grant date. Once granted 33% of the options vest after 1 year of service and the remaining 67% vests after the second year.

        As of December 31, 1999, there are 750,000 options granted and no options have yet vested. Per SFAS 123, the Company does not record compensation for the stock options until the employee performs the required service and the options are issued (vest). No options are exercisable after the expiration of 10 years after the effective grant date. The maximum number of shares to be issued under the plan is 1,000,000.

                        SELECTED FINANCIAL DATA

     The financial information below summarizes our statements of operations for the fiscal years ended December 31, 1999, 1998, and 1997. The accounting acquirer, Utah WebWorks, Inc., had an inception date of April 10, 1997. The following selected financial data should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis."

                                             Year Ended December 31,
                                         1999          1998         1997
                                    ------------- ------------- -------------
Revenues:                                305,628       172,395        94,014
Cost of Sales                             42,874       188,974       107,332
Gross Profit                             262,754       (16,579)      (13,318)

Operating costs and expenses:
   Sales                                 406,917        30,180        13,987
   Research and Development              320,479        11,949         5,523
   General and Administrative            817,312        80,996        36,179
        Total costs and expenses       1,544,708       123,125        55,689

Income (loss) from operations         (1,281,954)     (139,704)      (69,007)

Interest expense                         (19,243)      (10,761)       (3,500)
Interest income and other, net             1,246             -         3,775
Warrants Issued for Consulting
  Services                            (1,242,584)            -             -
Loss on Investment in World Commerce     (25,000)            -             -

Net income (loss)                     (2,567,535)     (150,465)      (68,752)

Net Loss Per Share                         (0.27)        (0.03)        (0.01)
Shares used in computing per
     share amounts                     9,632,500     5,000,000     5,000,000

Balance Sheet Data:
   Cash and cash equivalents             153,898         9,306         5,440
   Total Assets                          630,559        55,970        61,092
   Total Current Liabilities             644,727       265,187       119,844
   Accumulated deficit                (2,786,752)     (219,217)      (68,752)
   Shareholders' equity (deficit)        (14,168)     (209,217)      (58,752)

See notes to Financial Statements for information concerning the computation of per share amounts.

                MANAGEMENT'S  DISCUSSION  AND ANALYSIS

Overview.

     Originally, our business focused on providing professional services for the Internet. After April 1998 management shifted our focus to development and sale of software products. This decision was based on management's vision of our company, market conditions, and the type and amount of technology we
had already acquired or developed.   We are currently structuring our
operations to focus on four principal revenue streams: Internet billing services, Internet publishing of statements, customer care services through Internet and traditional telephony technologies, and professional services associated with the implementation and maintenance of these Internet technologies.

     In November 1998 we released "Visual WebTools TM" and during 1998 and 1999 we introduced upgrades to this software as well as new products. We intend to release a new product, V4 TM later this year which is a software technology that allows small businesses to fully integrate their physical store operations with their e-commerce operations.

     As of March 31, 2000 we had an accumulated loss of $3,330,495, an amount which primarily accrued during 1999 while we developed our technology.

     Reverse merger treatment. We were incorporated in the state of Nevada on May 18, 1987, as Asphalt Associates, Inc. On January 11, 1999, Asphalt Associates completed a merger with Utah WebWorks, Inc., a Utah corporation.
We were the surviving entity in that transaction and, as part of the transaction, changed our name to "Pacific WebWorks, Inc." At the time of the merger, Utah WebWorks owned all of the intellectual property we currently use. On January 1, 1999 we issued an aggregate of 5,000,000 common shares to the stockholders of Utah WebWorks, Inc. As a result of the merger, the former shareholders of Utah WebWorks obtained 50% of the voting power of the combined companies. Accordingly, in conformance with generally accepted accounting principles, the merger has been accounted for as a "reverse merger" and the
accounting survivor is Utah WebWorks.   The financial statements for the
fiscal year ended December 31, 1998 are those of Utah WebWorks.

     Stock Split and Change in Par Value. In December 1998, we authorized a 4-for-1 forward stock split. Unless otherwise noted in this registration statement all share amounts reflect the forward stock split.

     Acquisitions. In March of 2000 we acquired an additional 1% interest in World Commerce Network LLC, which is a marketing company we formed to promote and sell products from Pacific WebWorks, U.S. Merchant Systems, and IntelliPay Inc. This additional 1% gave us a 51% total interest in World Commerce
Network.   World Commerce Network has recently begun an Internet Business
Opportunity seminar series offering affiliate opportunities to distribute products of Pacific WebWorks, U.S. Merchant Systems and IntelliPay. World Commerce Network anticipates it will be able to present Pacific WebWork's products to over 500 potential purchasers and affiliates each week.
Management believes World Commerce Network will continue to improve our revenues through the acquisition of new merchants and resale opportunities to existing merchants.

     On April 4, 2000 we signed a reorganization agreement to acquire all of the outstanding shares of IntelliPay, Inc., a Delaware corporation. We issued 2,400,000 common shares, valued at $8,400,000, in exchange for 1000 shares of IntelliPay held by 18 shareholders. IntelliPay became our wholly owned subsidiary. Prior to the acquisition we had been involved in a joint venture with IntelliPay to establish MainStreetSquare.com, an online shopping portal. Management believes this acquisition will combine the merchant bases of Pacific WebWorks and IntelliPay, which opens up marketing and revenue opportunities. In addition, we anticipate IntelliPay will become a key source of payment technologies for future products of Pacific WebWorks.
Results of Operations.

     The following table summarizes the results of our operations for first quarter ended March 31, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997.



                            March 31,     March 31,        Year ended December 31,
                              2000          1999         1999         1998          1997
                         ------------- ------------- ------------- ------------ -------------
Revenues                 $  1,992,032  $      4,449  $    305,628  $   172,395  $     94,014
Cost of Sales                 266,893         1,276        42,874      188,974       107,332

Gross Profit                1,725,139         3,223       262,754      (16,579)      (13,318)

Operating Expenses


  General & Administrative    741,157       109,234       817,312       80,996        36,179
   Expenses
  Sales Expenses            1,431,393        35,086       406,917       30,180        13,987
  Research and Development
    Expenses                   81,116        35,563       320,479       11,949         5,523

Total Operating Expense     2,253,666       179,883     1,544,708      123,125        55,689

Operating Income (Loss)      (528,527)     (176,660)   (1,281,954)    (139,704)      (69,007)

Interest Expense              (15,215)            -       (19,243)     (10,761)       (3,500)

Net Income (Loss)            (543,742)   (1,238,977)   (2,567,535)    (150,465)      (68,752)


Three Months Ended March 31, 2000 and 1999
---------------------------------------------

     We receive revenues for sale or access to our software technology sold by us or by our resellers. We also receive revenues from services provided for website design. During the first quarter we began seeing significant revenues from our joint venture with World Commerce Network. The success of the initial seminars conducted early in the first quarter of 2000 led us to expand our seminar funding to include a second team. Seminars conducted by our second team began late in the first quarter of 2000. Recognized revenue follows approximately three weeks after the sale is written at the seminar. Only after merchant account approval and lease approval is revenue recognized.

     We generated $1,992,032 in sales for the 2000 quarter, an increase of $1,797,685 or 925% over the fourth quarter of 1999. This completes our fourth straight quarter of over 100% per quarter growth. This growth is due to our marketing efforts through World Commerce Network and the continued growth of our existing sales channels.

     Cost of goods sold for the 2000 quarter decreased to 13.3 % of revenues, or costs of $ 266,993, in comparison to 28.4% of revenues in the 1999 quarter. The decrease was primarily due to renegotiated lower prices for merchant accounts. Accordingly our gross profit was 86.7 % of revenues for the 2000 quarter compared to 71.6 % of revenues for the 1999 quarter.

     Total operating expenses were 113% of revenues, or $2,253,666, for the 2000 quarter as compared to $179,883, or 4043 %, of revenues in the 1999 quarter. The 2000 quarter includes $557,717 in expenses for Pacific WebWorks and $1,695,949 in expenses for World Commerce Network. Because of the delay in revenue recognition as discussed above, these costs appear abnormally high as a percentage of revenues. Consolidated general and administrative costs increased to $741,157 in the 2000 quarter from $109,234 in the 1999 quarter. Growth in general and administrative costs is primarily attributed to the overhead in World Commerce Network.

     Sales expenses, which include both sales and marketing expenses, grew $1,396,307 compared to the 1999 quarter. This included radio advertising on the Utah Jazz radio network, and direct mail of approximately 100,000 mail pieces per week. Sales expenses grew due to investments into World Commerce Network seminar teams and increased commissions paid to existing Pacific WebWorks sales channels. Over $300,000 of expenses in World Commerce Network were dedicated to funding the second team.

     Research and development expenses, including all costs for product design, programming, and quality control, were $45,553 higher for the 2000 quarter compared to the 1999 quarter. As a percentage of sales, the actual costs decreased from 790% in 1999 to 4% in the same quarter in 2000.

     Our operating loss was 26.5% of revenues for the 2000 quarter compared to
3970% of revenues for 1999 quarter.   The 1999 loss was primarily attributable
to $1,242,584 expense allocated to warrants issued to Columbia Financial for investor relation services. The primary source of our losses for the 2000 quarter related to our investment in the growth of our marketing subsidiary, World Commerce Network. The loss attributable to Pacific WebWorks operations was $.01 per share, while the loss relating to World Commerce Network was $.04 per share.

Fiscal Years Ended December 31, 1999, 1998 and 1997.
----------------------------------------------------

     Our expenses have exceeded our revenues for each fiscal period since our inception. We generated $305,628 in revenues from product sales and licensing fees for our software technology during fiscal 1999 compared to $172,395 for 1998 and $94,014 for 1997. We expect our revenues will increase as a result of our efforts to build a larger reseller network to market Visual WebTools TM. As a result of our acquisition of our additional 1% ownership in World Commerce Network and to our acquisition of IntelliPay, Inc., we expect our revenues to continue significant growth as these entities expand our markets. We expect that, as we implement our business plan, our revenues will grow, along with the burdens generally associated with larger revenues, including increased burdens on our managerial, accounting, and technical personnel.

     From period to period there have been significant fluctuations in our revenues and expenses. Total operating expenses were 59.2% of revenues in 1997, 71.4% of revenues in 1998 compared to 505.4% of revenues in 1999. Revenues and expenses have increased each fiscal year as a result of the major changes in the nature of our business operations. The $1,421,583 increase in expenses from 1998 to 1999 was due to the change in the nature of our operations from selling services to selling software products. Our expenses increased primarily due to the expense related to execution of our new development plan.

     General and administrative costs increased $44,817 from 1997 to 1998 and increased $736,315 from 1998 to 1999. These costs include all officer salaries, general office expenses, production and shipping expenses. The increases are primarily due to the growth in the number of employees and general office expenses. Sales expenses increased $16,193 from 1997 to 1998 and increased $376,737 from 1998 to 1999. These expenses include both selling and marketing expenses. Sales expenses for 1999 increased over the previous years due to the development of an inside sales force, which included experienced Internet sales people and equipment such as a predictive dialer. Research and development expenses recorded an increase of $308,530 from 1998 to 1999. These costs included all costs for product design, programming, and quality control and the increase was primarily due to development of our software technologies.

     As a percentage of revenues our net losses were 73.1% for 1997, 85.8% for 1998 and 840.0% for 1999. The increase in the 1999 loss was primarily due to our investment in the growth of World Commerce Network.

Liquidity and Capital Resources.

     Since our inception, we have funded our cash requirements through issuances of our common stock and short-term notes. We have used the funds from those transactions to fund our investments in and development of our technology and to provide working capital for general corporate purposes. Due to the fact significant sales did not take place until the third quarter of 1999, the majority of our working capital was derived from the issuance of short-term notes.
     The summaries of our audited balance sheets for the years ended December 31, 1999, 1998 and 1997 are as follows:


                                              Year ended December 31,
                                          1999           1998        1997
                                     ------------- ------------- -------------
Cash/Cash Equivalents............... $    153,898  $      9,306  $      5,440
Current Assets......................      449,084        20,534        34,551


Total Assets........................      630,559        55,970        61,092

Total Current Liabilities...........      644,727       265,187       119,844

Total Stockholder Equity ...........      (14,168)     (209,217)      (58,752)

Total Liabilities & Stockholder
  Equity............................      630,559        55,970        61,092


     For the quarter ended March 31, 2000, we had $127,087 cash on hand and total current assets of $729,593, compared to $153,898 cash on hand and total current assets of $449,084 for the year ended December 31, 1999. This increase in total current assets was primarily due to the increase in accounts receivable related to the increase in sales in that quarter. $433,010 was recorded for accounts receivable and a $153,000 note receivable was recorded from IntelliPay, Inc. The IntelliPay note receivable represents our commitments to their operations during the period we were discussing the potential acquisition of their operations. The acquisition was completed in the second quarter of 2000, as discussed above.

     Total current liabilities increased to $1,721,005 for the first quarter
compared to $644,727 for the 1999 year end.   Of this total, $986,650 related
to notes payable to Capital Communications. An additional $192,080 of the notes were with the minority partner in World Commerce Network. Trade accounts payable of $415,152 made up 42.6% of these liabilities.

     Cash used by operating activities for the year ended December 31, 1999 was $1,246,227. Net cash provided by investing activities was $410,819 and was provided by $750,000 from the escrow account related to the merger with Asphalt Associates. Net cash from financing activities for 1999 was $980,000 and reflects the $1 million loan from the merger with Asphalt Associates. Net cash used by operating activities for the 2000 quarter was $439,656. Net cash used by investing activities was $166,160, primarily due to cash paid on the note receivable from IntelliPay, Inc. Net cash provided by financing activities for the 2000 quarter was $579,005 and were proceeds from debt financing.

     In December 1998, Asphalt Associates sold 840,000 common shares to two accredited investors for $1,000,000. As of the year ended December 31, 1998, we posted current assets of $1,000,000, with no liabilities, resulting in a positive net worth of $1,000,000. Our operating losses were $150,465 in 1998 and were funded primarily by equity transactions.

     Pursuant to the merger agreement in January of 1999, Asphalt Associates placed $1 million in escrow. Asphalt Associates subsequently loaned $250,000 of the $1 million to Utah WebWorks as a 30 day interest free loan. The entire $1 million was subsequently converted into 840,000 shares of common stock in the merged entity, at which time the $250,000 note was repaid from the proceeds of the stock issuance. The remaining $750,000 was disbursed to us over the first six months of 1999. Also, the management of Asphalt Associates resigned and the management and board of directors of Utah WebWorks filled the vacancies. As a result of these transactions, our financial statements show total assets of $630,559 for the period ended December 31, 1999, which includes cash or cash equivalents of $153,898. With total liabilities of $644,727, we showed a negative net worth of $14,168. We recorded an accumulated deficit of $786,752 for the twelve months ending December 31, 1999.

     In September of 1999 we issued 14,000 restricted shares as payment for an insurance policy to indemnify our officers and directors. The face value of the policy was $1,000,000, and the cash premium was $20,000, had we elected to pay for the policy in cash.

     As of December 1999 we owed approximately $1 million to Capital Communications based on several promissory notes. On December 28, 1999 we converted $500,000 of the amount payable by issuing 381,679 common shares to Capital Communications. We converted the remainder into a new promissory note for $500,000 payable to the order of Capital Communications. The note is secured by our accounts receivable and is due on or before December 31, 2000 and includes principal and interest. In the case of default on any payment, the note and all accrued interest shall, at the holder's option, become immediately due and payable. Interest is bearing on the principal amount of the note at a rate of 10% per annum.

     In February 2000 we agreed to sell 400,000 common shares for $1,000,000 with warrants for the purchase of an additional 600,000 common shares at strike prices ranging from $5.00 to $7.50 per share. Upon closing of this transaction we will realize the $1 million and may also receive additional proceeds from the exercise of the warrants. However, the holders of the warrants have total discretion whether or not they exercise the warrants. We cannot assure that all of the warrants will be exercised before their expiration in 2004 and 2005. If all our outstanding warrants are exercised we would realize $6,375,000 in proceeds.

Factors Affecting Future Performance

     Actual development costs will depend on a number of factors, including:

     * our ability to negotiate favorable licensing agreements with resellers;
     * the number of our resellers;
     * the software and services for which they subscribe;
     * the nature and success of our products and services;
     * establishing brand recognition of our products;
     * regulatory changes; and
     * changes in technology.

     In addition, our actual expenses and revenues could vary materially from the amounts we anticipate or budget, and such variations may affect the additional financing needed for our operations. Accordingly, there can be no assurance that we will be able to obtain the capital that we will require.

     We currently estimate that we will require between $2,500,000 and $3,500,000 to further and fully develop our products and services in accordance with our business plan. To the extent that we acquire the amounts necessary to fund our business plan through the issuance of equity securities, our then-current shareholders may experience dilution in the value per share of their equity securities. The acquisition of funding through the issuance of debt could result in a substantial portion of our cash flows from operations being dedicated to the payment of principal and interest on that indebtedness, and could render us vulnerable to competition or economic downturns.

     While we may be able to fund our operations through our revenues for the short term, we currently anticipate using private placements of our common stock. We intend to issue such stock pursuant to exemptions provided by federal and state securities laws. The purchasers and manner of issuance will be determined according to our financial needs and the available exemptions.

            CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     We have had no change in, or disagreements with, our principal independent accountant during our last two fiscal years.


                              MANAGEMENT

     Our directors and executive officers and key employees as of May 5, 2000, and their respective ages and positions are listed below. Biographical information for each of these persons is also presented below. Our Articles of Incorporation provide for a board of directors consisting of at least 3, but no more than 9 persons. Our directors serve for terms of one year. Our executive officers are chosen by our Board of Directors and serve at its discretion.

     There are no family relationships between or among any of our directors and executive officers.

Directors and Executive Officers

 Name                    Age    Position Held
 --------               ------  ------------------
 Christian R. Larsen      25    President, Chief Executive Officer, Director
 Mark S. Jensen           42    Chief Operating Officer, Acting Secretary
 Mat Dastrup              37    Chief Financial Officer
 Lamar P. Taylor          38    Director
 Allan E. Oepping         25    Director
 Eric K. Schmitter        25    Director
 Benjamin A. Black        27    Director
 Tom Hill                 46    Director

     Christian R. Larsen: Mr. Larsen serves as President, Chief Executive Officer, and a Director of Pacific WebWorks, Inc. and has done so since April 1999. For the two years prior to this he served as Chief Operating Officer for Pacific WebWorks, Inc. and as a consultant for Utah WebWorks. In July, 1993 he started Innovative Research and Animated Design, Inc. (the "IRAD") which developed custom and commercial software for animation and special effects.
He served as President of IRAD from October 1993 until February 1997. IRAD grew to a Company employing 28 individuals. He has seven years' experience providing computer consulting and business management services. Mr. Larsen filed a Chapter 7 voluntary bankruptcy petition in May of 1997 in the District of Utah Central Division of the United States Bankruptcy Court, which was discharged in September of 1997.

     Mark S. Jensen: Mr. Jensen has served as Chief Operations Officer since he joined us in June, 1999, after spending eighteen years in sales, operations, and services in the software industry. Prior to Joining Pacific WebWorks, Inc., he served as Operations Manager for the western U.S. division of GEAC Commercial Systems, a division of GEAC Computers, Inc., which specializes in the development and sale of application software. There he integrated the acquired operations of ProMation Inc. and Libra Signature Software. He held this position from August 1996 to June 1999. Prior to his employment with GEAC, he was the General Manager for ProMation Inc., a construction application software provider. Mr. Jensen began his career with ProMation as its Vice President of Sales, and held that position from 1990 to 1996. He graduated with a B.A. in Business Administration and Marketing from Weber State University in 1981.

     Mat Dastrup: Mr. Dastrup serves as Chief Financial Officer and has been with Pacific WebWorks since July, 1999. He brings twelve years of experience including three years with Price Waterhouse, which firm he left as a senior accountant. He has over five years experience as CFO for North American Arms, Inc. and for S & S Power, Inc. He graduated with a B.S. in Accounting and a B.A. in Japanese Literature from Brigham Young University in 1987.

     Lamar P. Taylor: Mr. Taylor was the founder of Utah WebWorks, Inc. He currently serves as a Director. He served as President for Utah WebWorks from April of 1997 until it merged with Pacific WebWorks in April, 1999. Mr. Taylor then served as President and Chief Executive Officer of Pacific WebWorks until May, 1999. From 1994 through 1997, Mr. Taylor worked as a senior animator for IRAD, producing two dimensional and three dimensional computer animation for television commercials, promotional videos and medical simulations from 1994 to 1997. From 1991 through 1994, Mr. Taylor was employed as the Freelance Technical Director for Shockwave Entertainment, Inc. There he created interactive video graphics for feature films including True Lies and Lawnmower Man. He received his B.A. with Honors from California State University, Los Angeles in 1991.

     Allan E. Oepping: Mr. Oepping serves as a Director and as Pacific WebWorks' Vice President of Engineering. He is a Microsoft Certified Professional (MCP) and has fourteen years' experience working with computer hardware and software. He started with Utah WebWorks in November of 1997 as an independent consultant, then became its Technical Director in August of 1998. He was the head programmer for IRAD for five years. While at IRAD, Mr. Oepping developed several new technologies, including a spatial division/isolation technique which speeds up renderings from 200% to 700%. He attended Salt Lake Community College in Salt Lake City, Utah during 1994. Mr. Oepping filed a Chapter 7 voluntary bankruptcy petition on March 2, 1998, in the District of Utah, Central Division of the United States Bankruptcy Court. The petition was discharged on June 12, 1998.

     Eric K. Schmitter: Mr. Schmitter serves as a Director. He started with Utah WebWorks as the Creative Director in April of 1997. He has two years experience in animation and two years experience in software sales. He attended the University of North Texas during 1993 and the University of Utah in 1994. In 1988, Mr. Schmitter filed a Chapter 13 voluntary bankruptcy petition, which later converted to a Chapter 7, in the District of Utah, Central Division, of the United States Bankruptcy Court. The petition was subsequently discharged later that year.

     Benjamin A. Black: Mr. Black serves as a Director. He has five years' experience in software development programming. He has worked as Senior Programmer for Utah WebWorks since April of 1997. He was lead programmer at IRAD from 1994 through 1997. In 1995 he received his Associate of Science degree in electronics technology from Salt Lake Community College in Salt Lake City, Utah. He is a Microsoft Certified Professional (MCP) and is experienced in advanced programming languages including C, C++, and Perl.

      Tom Hill: Mr. Hill was appointed as a Director for Pacific WebWorks on May 4, 2000. He has served as the President and CEO of IntelliPay, Inc., a wholly owned subsidiary of Pacific WebWorks. He has held this position with IntelliPay since February 98. Prior to his service with IntelliPay. He was the sales and marketing manager for BobCAD-CAM Inc. in San Jose California. Tom attended North Texas State University. While at North Texas State, Mr. Hill studied Public Relations and Journalism.


                        EXECUTIVE COMPENSATION

     None of our executive officers have received compensation in excess of $100,000 during the past fiscal year. Our Chief Executive Officer's compensation was $60,000 for 1999.

     Each executive officer is compensated at a different level, however the compensation structure for the officers is the same. Executive compensation is based upon a base salary with bonuses being established upon a percentage of gross sales. Total salaries and bonuses are also capped. There is also a program under which executives are compensated in the form of stock options which are awarded based on sales or performance milestones and can be executed at $2.00 a share. We determine an executive's availability to participate in the program by accomplishment of revenue milestones. Mark Jensen and Mat Dastrup have options to purchase 260,000 and 240,000 shares, respectively, one third of which are exercisable on December 31, 2000, and the remaining two thirds of which are exercisable on December 31, 2001.

     Upon reaching a specified milestone as determined by our Board, each executive can receive a bonus which will not exceed $150,000 total compensation when added to his or her base salary. Executive officers and employees are treated equally with respect to sick time, paid holidays, and medical insurance. We value these benefits at approximately $6,100 per year, based upon an average annual salary of $35,000.

Compensation of Directors.

     We do not have any standard compensation arrangements for our directors.

Employment Contracts.

     In April of 1999 we adopted a policy to enter into employment agreements with our senior management. Each agreement is effective for one year and will be automatically renewed annually unless terminated. Mr. Larsen, our Chief Executive Officer, will receive an annual base salary of $60,000 and bonuses not to exceed an additional

$65,000. Mr. Jensen, our highest paid officer, will receive a base salary of $75,000 and bonuses not to exceed another $75,000. Each of our senior managers receives medical insurance. Each may be terminated for cause if he or she acts improperly or negligently in his position, engages in dishonest or illegal conduct, and/or breaches our policies and procedures. Each may be terminated for disability if he fails to perform duties for 90 consecutive days for mental or physical health reasons. Each promises to not compete with us for a period of one year after his or her employment expires or terminates, unless he assures us in writing that confidential and proprietary information will not be jeopardized. All inventions and improvements in our products or methods of conducting business shall remain our property. Each agrees not to solicit employees, customers or others for a period of two years after the termination of his employment. After termination or resignation, each agrees not to disclose or use confidential or proprietary information. The agreements provide compensation if we have a change in control or if the person resigns, or the employment is terminated.


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our outstanding common stock of:
        * each person or group known by us to own beneficially more than 5% of our outstanding common stock;
        *   each of our executive officers;
        *   each of our directors; and
        *   all executive officers and directors as a group.

     Beneficial ownership is determined according to the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. The percentage of beneficial ownership is based on 13,200,342 shares of common stock.

                       CERTAIN BENEFICIAL OWNERS

                                   Common Stock Beneficially Owned
                                   --------------------------------
Name and Address of                Number of Shares of
Beneficial Owners                  Common Stock          Percentage of Class
--------------------------------   --------------------  --------------------
 Net Strategic Investments LLC          1,017,500*               7.7%
 1986 E.  Falcon Hill Circle
 Sandy, Utah 84092

 LVT Associates, LLC
 2247 Emerson                           1,625,000**             12.3%
 SLC, UT 84108

                              MANAGEMENT

                                   Common Stock Beneficially Owned
                                   --------------------------------
Name and Address of                Number of Shares of
Beneficial Owners                  Common Stock          Percentage of Class
---------------------------------  --------------------  -------------------
Lamar P.  Taylor                        1,625,000**             12.3%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Allan E.  Oepping                         725,000                5.5%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Eric K.  Schmitter                        500,000                3.8%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Benjamin A.  Black                        500,000                3.8%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Tom Hill                                  553,056                4.1%
39899 Balentine Dr., Suite 218
Newark, California 94560

All executive officers and
directors as a group                    3,903,056               29.6%

     *Christian Larsen's father owns all of the outstanding stock of Net Strategic Funding, Inc., the corporation which owns all of the interest of Net Strategic Investments, LLC. Mr. Christian Larsen has disclaimed beneficial ownership of these shares.

     ** Mr. Taylor is one of two members of LVT Associates, LLC and shares voting and investment power with such LLC.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following information summarizes certain transactions we have either engaged in during the past two years or propose to engage in involving our executive officers, directors, 5% stockholders, or immediate family members of such persons:

     In December of 1998, Asphalt Associates issued an aggregate of 200,000 common shares valued at $20,000 for consulting services it received. Of these shares, 120,000 common shares were issued to James R. Glavas, our president prior to the merger with Utah WebWorks, and 80,000 shares were issued to Tony Glavas, his son.

     Lamar Taylor, an officer and shareholder of Utah WebWorks, advanced funds to Utah WebWorks for operating capital in the amount of $131,300 during the period ended December 31, 1998. All advances were repaid during 1998.

     Pursuant to the merger agreement, $1,000,000 was placed in an escrow account by Asphalt Associates to be disbursed to the merged entity. We were loaned $250,000 of these funds by Asphalt Associates, Inc. as a 30 day interest free loan in order to allow us to satisfy a debt pending the merger. The note payable was credited to our value in determining the number of shares each party's shareholders received. Accordingly, each group of shareholders received 5,000,000 shares in the merged entity. The balance of the funds ($750,000) was distributed to us between January and June of 1999.

     During 1999, $166,046 was recognized as a note receivable from World Commerce Network, LLC, our subsidiary. There is no provision for interest and the balance is due within the next twelve months. As of December 31, 1999, there is an accounts receivable of $6,800 due from World Commerce Network, LLC.

                 _____________                        Pacific WebWorks,Inc.

               TABLE OF CONTENTS                            1,800,000

                                              Page
Prospectus Summary ............................ 3
Risk Factors................................... 4
Transactions Effected in Connection
 with the Offering............................. 8
Use of Proceeds................................ 9
Determination of Offering Price................10       __________________
Selling Stockholders...........................10
Plan of Distribution...........................10
Description of Securities......................11           PROSPECTUS
Interest of Named Expert and Counsel...........11
Disclosure of Commission Position on                    __________________
 Indemnification For Securities Act Liability..11

The Company
   Business ...................................12
   Market for Common Equity....................18
   Financial Statements....................... 19
   Management's Discussion and Analysis....... 39
   Management..................................45


                                                            May 30, 2000

                                PART II

ITEM 13: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by us in connection with the sale of the shares. All the amounts shown are estimates except for the registration fee:

Securities and Exchange Commission Registration Fee ................$1,603.80
Printing and Engraving Expenses ....................................   500.00
Legal and Accounting Fees and Expenses ............................. 5,000.00
Transfer Agent and Registrar Fees and Expenses...................... 1,000.00
Miscellaneous ......................................................     0.00
     Total.......................................................... 8,103.80

ITEM 14: INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Neither our Articles of Incorporation nor our bylaws provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.750 and 78.751 we must indemnify a director, officer, employee, or agent of the corporation who is successful on the merits or otherwise in defense of any action or suit. This indemnification shall include expenses, including attorney's fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at the request of the corporation as our officer or director. We may indemnify these individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because this individual is our director or officer. The individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

ITEM 15: RECENT SALES OF UNREGISTERED SECURITIES

     The following discussion describes all securities sold by Pacific WebWorks within the past three years without registration:

     On December 24, 1998, we issued an aggregate of 200,000 common shares valued at $20,000 for services rendered to us. Of these shares, 120,000 common shares were issued to James R. Glavas and 80,000 shares were issued to Tony Glavas, his son, for their services to Asphalt Associates, Inc. The issuance of such shares was exempt from registration under the Securities Act by reason of Section 4(2) as a private transaction not involving a public distribution.

     On December 28, 1998, we issued an aggregate of 840,000 common shares to two accredited investors for $1,000,000, with 440,000 common shares issued to Capital Communications, Inc. and 400,000 common shares to Mutual Ventures Corporation. The issuance of such shares was exempt from registration under the Securities Act by reason of Section 4(2) as a private transaction not involving a public distribution.

     On January 26, 1999, we issued warrants to Columbia Financial Group to purchase 400,000 shares of our common stock at an aggregate exercise price of $1,475,000 in consideration for their services as our investor relations firm. Using a Black Scholes model the value of the warrants will change with the changes in our stock price until the measurement date of the warrants is met. The issuance of such warrants was exempt from registration under the Securities Act by reason of Section 4(2) as a private transaction not involving a public distribution.

     In September, 1999, we issued 14,000 common shares valued at $20,000, to Universal Business, an insurance agent, in exchange for directors and officers' liability insurance policy in the amount of $1,000,000. The issuance of such shares was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

     On December 28, 1999, we issued 381,679 common shares valued at $500,000, or approximately $1.31 per share, to Capital Communications. The shares converted part of notes payable to Capital Communications. The issuance of such shares was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

     On January 10, 2000, we issued warrants to Columbia Financial Group to purchase 400,000 shares of our common stock at a exercise price of $3.50 per share, or an aggregate exercise price of $1,400,000, in consideration for their services as our investor relations firm. Using a Black Scholes model the value of the warrants will change with the changes in our stock price until the measurement date of the warrants is met. The issuance of such warrants was exempt from registration under the Securities Act by reason of
Section 4(2) as a private transaction not involving a public distribution.

     On February 22, 2000 we agreed to sell an aggregate of 400,000 units for an aggregate price of $1 million. Condiv Investments, Inc. and Midwest First National, Inc. each agreed to buy 200,000 common shares, an "A" Warrant for 200,000 common shares and a "B" Warrant for 100,000 common shares. The issuance of such shares and warrants was exempt from registration under the Securities Act by reason of Section 4(2) as a private transaction not involving a public distribution.

     In connection with each of these isolated issuance's of our securities, we believe that each purchaser
         * was aware that the securities had not been registered under federal securities laws;
         * acquired the securities for his/its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws;
         * understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition; and
         * was aware that the certificate representing the securities would bear a legend restricting their transfer.

          We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities, and the rules and regulations promulgated thereunder.

          ITEM 16: EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
No.    Exhibit                                                      Location
2.1    Agreement and Plan of Merger between Asphalt Associates,
       Inc, and Utah WebWorks, Inc., dated January 11, 1999            (1)

2.2    Agreement and Plan of Reorganization between Pacific
       WebWorks and IntelliPay, dated  April 4, 2000                   (2)

3.1    Articles of Incorporation of Asphalt Associates, Inc.           (1)

3.2    Articles of Merger for Asphalt Associates, Inc.,
       dated January 6, 1999                                           (1)

3.4    Amended and Restated Bylaws of Pacific WebWorks, Inc.           (1)

4.1    Specimen of Common Stock Certificate                    To be filed by
                                                                  amendment

4.2    Opinion of Cindy Shy, P.C.                              To be filed by
                                                                   amendment

10.1   Master Service Agreement between Electric Lightware,
       Inc., and Utah WebWorks, Inc., dated February 2, 1998.          (1)

10.2   Internet Access Agreement, Addendum to Master Service
       Agreement between Electric Lightwave, Inc., and Utah
       WebWorks, Inc., dated February 2, 1998                          (1)

10.3   Form of Employment Agreement                                    (1)

10.4   Form of Reseller Agreement                                      (1)

10.5   Lease Agreement between Utah WebWorks, Inc., and
       Westgate Business Center, dated  January 11, 1999               (1)

10.6   Consultant Agreement between Columbia Financial Group
       and Pacific WebWorks, Inc., dated January 26, 1999              (1)

10.7   Strategic Reseller Agreement with U.S. Merchant Systems         (1)

10.8   Amended Form of Reseller Agreement                              (1)

10.9   Promissory Note issued to Capital Communications, Inc.          (1)

10.10  Purchase Agreement between Pacific WebWorks and U.S.
       Merchant Systems, dated February 22, 2000                       (3)

10.11  Registration Rights Agreement between Pacific WebWorks and Midwest First National, Inc. and Condiv Investments,
       Inc. and Columbia Financial Group, dated February 22,
       2000                                                       See attached

10.12  Consultant Agreement between Pacific WebWorks and
       Columbia Financial, dated January 10, 2000.                     (4)

11.1   Statement re computation of earnings per share                  (1)

21.1   Subsidiaries of Pacific WebWorks                           See attached

23.2   Consent of Crouch, Bierwolf & Chisholm                     See attached

24.1   Power of Attorney                                    See signature page

27.1   Financial Data Schedule                                    See attached

(1) Incorporated by reference to Pacific WebWork's Form 10, as amended, file No. 0-26731, filed July 16, 1999.

(2)     Incorporated by reference to Pacific WebWork's Form 8-K, filed April
        19, 2000

(3)     Incorporated by reference to Pacific WebWork's Form 10-K, filed March
        10, 2000

(4) Incorporated by reference to Pacific WebWork's Form 10-Q, as amended, filed May 15, 2000

ITEM 17: UNDERTAKINGS

          Pursuant to Rule 415 the undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which will include any prospectus required by Section 10(a)(3) of the Securities Act; Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registrations statement; and include any additional or changed material information on the plan of distribution.

          For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, duly authorized, in the city of Salt Lake City, state of Utah.



PACIFIC WEBWORKS, INC.
a Nevada Corporation


     /s/ Christian Larsen                                    5/26/00
By: _____________________________________             Date:________________
    Christian Larsen
    President, Chief Executive Officer, Director

                           POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian Larsen and Mat Dastrup, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

    /s/ Christian Larsen                                      5/26/ 2000
By:_________________________________________          Date: ________________
  Christian Larsen
  President, Chief Executive Officer, Director


    /s/ Mat Dastrup                                           5/26/2000
By:_________________________________________          Date: _________________
   Mat Dastrup
   Chief Financial Officer

    /s/ Mark Jensen                                           5/26/2000
By:_________________________________________          Date:___________________
   Mark Jensen
   Chief Operating Officer

    /s/ Allan E. Oepping                                       5/26/2000
By:_________________________________________          Date: __________________
   Allan E.  Oepping, Director


    /s/ Erik K. Schmitter                                      5/26/2000
By:_________________________________________          Date: _________________
   Erik K. Schmitter, Director


    /s/ Benjamin A. Black                                      5/26/2000
By:_________________________________________          Date: __________________
   Benjamin A. Black, Director